Exhibit 10.1

EXECUTION VERSION

FACILITY AGREEMENT

DATED 22 May 2015

US$150,000,000

ASSET BACKED LOAN FACILITY

FOR

TTM TECHNOLOGIES ENTERPRISES (HK) LIMITED

as Borrower

arranged by

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Arranger

with

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Original Lender, Facility Agent, Security Trustee and Issuing Bank

King & Wood Mallesons

13/F, Gloucester Tower, The Landmark

15 Queen’s Road Central

Central

Hong Kong

T +852 3443 1000

F +852 3443 1299

www.kwm.com

Schedules

1.	Original Parties	90
2.	Conditions Precedent Documents	91
3.	Form of Request	96
4.	Forms of Transfer Certificate	98
5.	Existing Security Interest, Loans, Guarantees And Letters Of Credit	102
6.	Form of Compliance Certificate	104
7.	Form of Accession Agreement	105
8.	Form of Resignation Request	106
9.	Form of Letter of Credit	107
10.	Form of Collateral Report	111

Signatories		115

THIS AGREEMENT is dated 22 May 2015 and is made BETWEEN:

(1)	THE COMPANY listed in Schedule 1 (Original Parties) as borrower (in this capacity the Borrower);

(2)	THE COMPANIES listed in Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Guarantors);

(3)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as arranger (in this capacity the Arranger);

(4)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as facility agent (in this capacity the Facility Agent);

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as security trustee (in this capacity the Security Trustee);

(6)	THE FINANCIAL INSTITUTION listed in Schedule 1 (Original Parties) as original lender (the Original Lender); and

(7)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as issuing bank (in this capacity the Issuing Bank).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

ABL Commitments means US$150,000,000, to the extent not cancelled or reduced under this Agreement.

Accession Agreement means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Borrower may agree (each acting reasonably).

Account means an account for the supply of goods or services including all rights to payment of an amount owing by a debtor for such supply and all related indemnity amounts, interest and charges (if any) relating to that account.

Account Bank means any bank with whom a Security Account is maintained.

Account Debtor means any person obligated on an Account.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement.

Administrative Party means the Arranger or an Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent, the Security Trustee or the Issuing Bank.

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the Hong Kong foreign exchange market with US Dollars on a particular day.

Aging Report means, in relation to the period to which each Collateral Report relates, the full account receivable aging report, in the form agreed between the Borrower and the Facility Agent from time to time.

Associated Reports means, in relation to the period to which each Collateral Report relates:

(a)	the sales report;

(b)	the receipt voucher;

(c)	the credit note report; and

(d)	the credit / debit adjustment report.

in the form agreed between the Borrower and the Facility Agent from time to time.

Availability Period means:

(a)	for the Tranche A Facility, the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date; and

(b)	for the L/C Facility, the period from and including the date of this Agreement to and including the date falling one Business Day prior to the Final Maturity Date.

Available ABL Commitment means, at any time, an amount equal to the lesser of:

(a)	the Total Tranche A Commitments; and

(b)	the Borrowing Base as calculated in the latest Collateral Report received by the Facility Agent in accordance with Subclause 4.1 (Conditions precedent documents) (or if later, the latest Collateral Report received by the Facility Agent in accordance with Subclause 20.4 (Collateral Report).

minus, the aggregate of:

(c)	the aggregate amount outstanding under the Tranche A Facility;

(d)	the undrawn amount of outstanding under the L/C Facility; and

(e)	unreimbursed drawings in respect of the L/C Facility,

in each case at that time.

Bank Account Charge means the charge over the Security Account (in form and substance satisfactory to the Security Trustee) to be entered into between OPC and the Security Trustee.

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any regulation published by the Bank for International Settlements, the Basel Committee on Banking Supervision and any other Governmental Agency relating to “Basel III”.

Borrowing Base means, at any time, an amount equal to 85 per cent. of the principal amount outstanding of Eligible Accounts less a reserve amount which the Facility Agent deems necessary, in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), to maintain (including (but without duplication of other reserves or adjustments), reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Obligor, reserves for uninsured losses of any Obligor, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Obligor.

Break Costs means the amount (if any) which a Lender is entitled to receive under Subclause 28.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general banking business in Hong Kong and:

(a)	(in relation to any date for payment or purchase of euro), any TARGET Day; or

(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.

Code means the United States Internal Revenue Code of 1986, as amended.

Collateral means all property of the Obligors, now owned or hereafter acquired, upon which a Security Interest is purported to be created by a Security Document.

Collateral Report means a report substantially in the form of Schedule 10 (Form of Collateral Report) or another form which is acceptable to the Facility Agent in its sole discretion, in each case signed and certified as accurate by an authorised signatory of the Borrower.

Commitment means a Tranche A Commitment or a L/C Commitment.

Company means TTM Technologies (Asia Pacific) Limited, a company incorporated under the laws of Hong Kong.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Credit means a Loan or a Letter of Credit.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Eligible Accounts means, at any time, the Accounts of the Obligors which the Facility Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) are eligible as the basis for the extension of the Facility. Without limiting the Facility Agent’s Permitted Discretion provided in this Agreement, Eligible Accounts shall not include any Account:

(a)	which is not subject to a first priority perfected security interest in favour of the Lender;

(b)	which is subject to any Security Interest other than as contemplated by the Finance Documents;

(c)	(i) which is unpaid more than 60 days after the original due date therefor or has a credit term of more than 120 days after the date of the original invoice therefor (ii) which has been written off the books of the Obligors or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 60 days from the original due date or has a credit term of more than 120 days after the date of the original invoice therefor);

(d)	which is owing by an Account Debtor for which more than 40% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to paragraph (c) above;

(e)	with respect to which any covenant, representation or warranty contained a Finance Document has been breached or is not true in any material respect;

(f)	which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Facility Agent (utilising its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower)) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon an Obligor’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g)	(i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by an Obligor or if such Account was invoiced more than once or (ii) for which the goods giving rise to such Account have been shipped to the Account Debtor by FOB shipment and such goods have not yet been received by the Account Debtor;

(h)	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i)	which is owed by an Account Debtor in respect of which any of the events in Subclauses 23.6 (Insolvency) to 23.8 (Creditors’ process) has occurred;

(j)	which is owed by any Account Debtor which has sold all or substantially all of its assets;

(k)	which is owed in any currency other than US Dollars, RMB or EUR or any other currency agreed between the Borrower and the Facility Agent;

(l)	which is owed by any Affiliate of any Obligor or any employee, officer, director, agent or stockholder of any Obligor or any of its Affiliates;

(m)	which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Obligor is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(n)	which is subject to any counterclaim, deduction, defence, set-off or dispute but only to the extent of any such counterclaim, deduction, defence, set-off or dispute;

(o)	which is evidenced by any promissory note, chattel paper or instrument (other than banker’s acceptances or trade acceptances);

(p)	which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Obligor to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Obligor has filed such report or qualified to do business in such jurisdiction or (ii) which is a Restricted Party;

(q)	with respect to which any Obligor has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Obligor created a new receivable for the unpaid portion of such Account;

(r)	which does not comply in all material respects with the requirements of all applicable laws and regulations;

(s)	which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any person other than an Obligor has or has had an ownership interest in such goods, or which indicates any party other than an Obligor as payee or remittance party;

(t)	which was created on cash on delivery terms;

(u)	which the Facility Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) may not be paid by reason of the Account Debtor’s inability to pay; or

(v)	which is owing by an Account Debtor and its Affiliates to the extent the aggregate amount of the Accounts owing from such Account Debtor and its Affiliates to the Obligors exceeds 40% of the aggregate Eligible Accounts.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Facility Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Obligor may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Obligor to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Facility Agent in its Permitted Discretion, following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower, with any such changes to be effective four days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the Lender is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Facility Agent, reasonably be expected to result in a Material Adverse Effect, such change may be implemented within a shorter time as determined by the Facility Agent in its Permitted Discretion.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	the harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

EUR or euro means the single currency of the Participating Member States.

Event of Default means an event or circumstance specified as such in Clause 23 (Default).

Existing Facility means the Facility Agreement dated 14 September 2012 between, among others, the Borrower, the Original Lender and Standard Chartered Bank (Hong Kong) Limited.

Existing Letters of Credit means the letters of credit set out in Part 3 (Existing Letters of Credit) of Schedule 5 (Existing Security Interest, Loans, Guarantees and Letters of Credit).

Facility means a credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

Fee Letter means each letter entered into by reference to this Agreement between one or more Administrative Parties and the Borrower setting out the amount of certain fees referred to in Clause 27 (Fees).

Final Maturity Date means the fifth anniversary of the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	a Transfer Certificate;

(e)	an Accession Agreement;

(f)	a Resignation Request (if any); or

(g)	any other document designated as such by the Facility Agent and the Borrower.

Finance Party means:

(a)	a Lender or an Administrative Party; or

(b)	a derivative transaction counterparty which the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower designates as such for the purpose of paragraph (d) of Clause 22.5 (Negative pledge).

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with GAAP;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark-to-market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

FOB means free on board.

Full Cash Dominion Period means:

(a)	each period when a Specified Event of Default shall have occurred and be continuing; and

(b)	each period beginning on the fifth consecutive Business Day on which the Available ABL Commitment is less than 12.5% of the ABL Commitments,

provided that any such Full Cash Dominion Period commencing pursuant to paragraph (b) above shall end when and if the Available ABL Commitment shall have been not less than such specified level for 30 consecutive days.

GAAP means, in relation to an Obligor, generally accepted accounting principles in the jurisdiction where that Obligor is incorporated and in relation to the Parent, means generally accepted accounting principles in the US.

GBP means the lawful currency of the United Kingdom.

Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self regulatory organisation established under statute or any stock exchange.

Group means the Company and its Subsidiaries.

Guarantor means an Original Guarantor or an Additional Guarantor.

HK Dollars, HKD or HK$ means the lawful currency of Hong Kong.

HMT means Her Majesty’s Treasury.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Hong Kong means the Hong Kong Special Administrative Region of the PRC.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or having a Commitment or funding or performing its obligations under any Finance Document.

Interest Period means each period determined under this Agreement:

(a)	by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	for which the Issuing Bank may be under a liability under a Letter of Credit.

JPY or Yen means the lawful currency of Japan.

L/C Commitment means:

(a)	for the Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading L/C Commitments and the amount of any other L/C Commitment it acquires; and

(b)	for any other Lender, the amount of any other L/C Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

L/C Facility means the letter of credit facility in an aggregate principal amount of US$100,000,000 referred to in Subclause 2.2 (L/C Facility).

L/C Lender means a Lender under the L/C Facility.

Lender means:

(a)	the Original Lender; or

(b)	any person which becomes a Party in accordance with Subclause 31.2 (Assignments and transfers by Lenders).

Letter of Credit means a letter of credit, substantially in the form of Schedule 9 (Form of Letter of Credit) or in any other form agreed by the Issuing Bank, the Facility Agent and the Borrower making a Request for that letter of credit.

LIBOR means for an Interest Period of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as at 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero.

Loan means the Tranche A Loan.

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general banking business in London.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Credits then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Credits;

(b)	if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the ABL Commitments; or

(c)	if there is no Credit then outstanding and the ABL Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the ABL Commitments immediately before the reduction.

Margin means 1.75 per cent. per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any member of the Group or the Group as a whole;

(b)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, any Finance Document; or

(c)	any right or remedy of a Finance Party in respect of a Finance Document.

Material Group means the Company and its Material Subsidiaries.

Material Group Member means the Company or a Material Subsidiary.

Material Subsidiary means, at any time, a Subsidiary of the Company if the gross assets, pre-tax profits or turnover of that Subsidiary then equal or exceed five per cent. of the gross assets, pre-tax profits or turnover of the Group.

For this purpose:

(a)	subject to paragraph (b) below:

(i)	the contribution of a Subsidiary of the Company will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:

(i)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(c)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group (if it is not the Company or already a Material Subsidiary) will immediately become a Material Subsidiary;

(e)	a Subsidiary of the Company (if it is not already a Material Subsidiary) will become a Material Subsidiary on completion of any other intra-Group transfer or reorganisation if it would have been a Material Subsidiary had the intra-Group transfer or reorganisation occurred on the date of the latest audited consolidated financial statements of the Company; and

(f)	except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Material Subsidiary until the next audited consolidated financial statements of the Company show otherwise under paragraph (a) above.

If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Maturity Date means, for a Tranche A Loan and a Letter of Credit, the last day of its Interest Period.

Obligor means the Borrower or a Guarantor.

OFAC means the Office of Foreign Assets Control of the US Department of Treasury.

Onshore PRC Bank Borrowing means any indebtedness for or in respect of:

(a)	any moneys borrowed from; or

(b)	any transaction which has the commercial effect of a borrowing entered into with,

a bank or financial institution in the PRC.

OPC means Oriental Printed Circuits Limited, a company incorporated under the laws of Hong Kong and registered under company number 111984.

Original Financial Statements means:

(a)	audited consolidated financial statements of the Parent and Viasystems, in each case for the three most recently completed fiscal years ended at least 90 days before the date of this Agreement;

(b)	unaudited consolidated financial statements of the Parent and Viasystems, in each case for each subsequent fiscal quarter ended (that is not a fiscal year-end) at least 45 days before the date of this Agreement; and

(c)	a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the date of this Agreement, prepared after giving effect to the transactions contemplated by the Finance Documents as if those Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

Original Obligor means the Borrower or an Original Guarantor.

Parent means TTM Technologies, Inc., a company incorporated under the laws of Delaware.

Parent Group means the Parent and its Subsidiaries.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Payables Accounts means the accounts held with The Hongkong and Shanghai Banking Corporation Limited in the name of Oriental Printed Circuits Limited, USD current account number: 567-284583-201 and EUR current account number: 567-284583-220 .

Permitted Discretion means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

PRC means the People’s Republic of China, but excluding Hong Kong, the Macau Special Administrative Region and Taiwan for the purposes of the Finance Documents.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)	if there is no Credit outstanding on that date, the proportion which its Commitment bears to the ABL Commitments on that date;

(iii)	if the ABL Commitments have been cancelled, the proportion which its Commitments bore to the ABL Commitments immediately before being cancelled; or

(iv)	when the term is used in relation to a Facility, the above proportions but applied only to the Credits and Commitments for that Facility.

For the purpose of sub-paragraph (iv) above, the Facility Agent will determine, in the case of a dispute, whether the term in any case relates to a particular Facility.

Rate Fixing Day means the second London Business Day before the first day of an Interest Period for a Loan or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in London interbank market.

Receiver means a receiver and manager or a receiver, in each case, appointed under the Bank Account Charge.

Reference Banks means the principal London offices of HSBC Bank Plc and any other bank or financial institution appointed as such by the Facility Agent under this Agreement after consultation with the Company.

Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Subclause 19.21 (Times for making representations and warranties) or any other Finance Document.

Request means a request for a Credit, substantially in the form of Schedule 3 (Form of Request).

Resignation Request means a letter in the form of Schedule 8 (Form of Resignation Request), with such amendments as the Facility Agent and the Borrower may agree.

Restricted Party means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

RMB means the lawful currency for the time being of the PRC.

Rollover Loan means, unless provided to the contrary in this Agreement, one or more Loans under the Tranche A Facility:

(a)	to be made on the same day that a maturing Loan under the Tranche A Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan or claim; and

(c)	to be made to the Borrower for the purpose of refinancing a maturing Loan under the Tranche A Facility.

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom; and

(e)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Sanctions Authorities.

Sanctions Authorities means OFAC, the United States Department of State and HMT.

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

Secured Assets means each and every asset, right, interest and property of OPC which is (or is expressed to be) the subject of any Security created by a Security Agreement.

Secured Creditors means each Finance Party.

Security Account means:

(a)	the USD account held with The Hongkong and Shanghai Banking Corporation Limited in the name of Oriental Printed Circuits Limited, account number: 567-284583-274, which OPC has charged (by way of first fixed charge) in favour of the Security Trustee as agent and trustee for the Secured Creditors as pursuant to the Bank Account Charge;

(b)	the EUR account held with The Hongkong and Shanghai Banking Corporation Limited in the name of Oriental Printed Circuits Limited, account number: 567-284583-275, which OPC has charged (by way of first fixed charge) in favour of the Security Trustee as agent and trustee for the Secured Creditors as pursuant to the Bank Account Charge; and

(c)	each other account with any bank, financial institution or other person in any jurisdiction which OPC purports to charge under the Bank Account Charge,

and each includes:

(i)	if there is a change of Account Bank, any account into which all or part of a credit balance from such account is transferred;

(ii)	any sub-account or sub-division thereof; and

(iii)	any account which is a successor to such account on any re-numbering or re-designation, renewal or replacement of accounts and any account into which all or any part of a credit balance of such account is transferred for investment or other administrative purposes.

Security Agreement means:

(a)	the Security Assignment; or

(b)	the Bank Account Charge.

Security Assignment means the security assignment (in form and substance satisfactory to the Security Trustee) to be entered into between OPC and the Security Trustee.

Security Document means:

(a)	each Security Agreement; or

(b)	any other document evidencing or creating security over any asset (present or future) of an Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Specified Event of Default means an Event of Default under Subclauses 23.2 (Non-payment), 23.3 (Breach of other obligations) (with respect to any breach of Clause 20.4 (Collateral Report) or Clause 24.13 (Operation of the Security Account )) or 23.4 (Misrepresentation) (with respect to any Collateral Report).

Subsidiary means, in relation to any person, an entity:

(a)	which is controlled, directly or indirectly, by that person; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by that person; or

(c)	which is a Subsidiary of another Subsidiary of that person,

and for this purpose, an entity shall be treated as being controlled by another if that other entity or person is able to direct its affairs, management or policies and/or to control the composition of its board of directors or equivalent body, whether through the ownership of voting capital, by contract or otherwise.

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

TARGET Day means any day on which TARGET is open for settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Total L/C Commitments means the aggregate of the L/C Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total Tranche A Commitments means the aggregate of the Tranche A Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Tranche A Commitment means:

(a)	for the Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading “Tranche A Commitments” and the amount of any other Tranche A Commitment it acquires; and

(b)	for any other Lender, the amount of any other Tranche A Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Tranche A Facility means the revolving credit facility in an aggregate principal amount of US$150,000,000 referred to in Subclause 2.1 (Tranche A Facility).

Tranche A Loan means a Loan under the Tranche A Facility and identified as such in its Request.

Transfer Certificate means:

(a)	for a transfer by assignment, assumption and release, a certificate substantially in the form of Part 1 of Schedule 4 (Forms of Transfer Certificate), and

(b)	for a transfer by novation, a certificate substantially in the form of Part 2 of Schedule 4 (Forms of Transfer Certificate),

in each case with such amendments as the Facility Agent may approve or reasonably require.

TTM International means TTM Technologies International, Inc., a company incorporated under the laws of Delaware.

US means the United States of America.

US Dollars, USD or US$ means the lawful currency for the time being of the US.

US Tax Obligor means:

(a)	an Obligor which is resident for tax purposes in the US; and

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation Date means each date on which a Facility is utilised.

Viasystems means Viasystems Group, Inc.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	customer due diligence requirements are to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-

governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xv)	a time of day is a reference to Hong Kong time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is, may be or is capable of becoming outstanding under the Finance Documents.

(d)	The headings in this Agreement do not affect its interpretation.

2.	FACILITIES

2.1	Tranche A Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Tranche A Commitments.

2.2	L/C Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a letter of credit facility in an aggregate amount equal to the Total L/C Commitments.

2.3	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	The Facility

The Facility may only be used for the purpose of:

(a)	towards financing the Group’s working capital and capital investment requirements and for the Group’s general corporate purposes (including the payment of intercompany debt in compliance with all applicable laws and regulations); and

(b)	towards supporting Letters of Credit.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)	The Lenders will only be obliged to comply with Clause 5.3 (Advance of Loan) in relation to a Loan if on or before the Utilisation Date for that Loan, the Facility Agent has received (or waived receipt of) all of the documents and evidence appearing to comply with Part 1 (To be delivered before the first Request) of Schedule 2 (Conditions Precedent Documents).

(b)	The Facility Agent must give this notification to the Borrower, the Issuing Bank and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Credit are subject to the further conditions precedent that:

(a)	on both the date of the Request and the Utilisation Date for that Credit:

(i)	the Repeating Representations are correct in all material respects; and

(ii)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from such Credit; and

(b)	after giving effect to the funding of the proposed Credit and any repayments of a Credit on the relevant Utilisation Date from the proceeds of the proposed Credit, the aggregate amount outstanding under the Facility will not exceed the Available ABL Commitment.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 15 Loans outstanding or more than 4 Loans (other than Rollover Loan) drawn within the same month.

5.	UTILISATION - LOANS

5.1	Giving of Requests

(a)	The Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. three Business Days (or such shorter period as may be agreed by the Facility Agent but in any event not less than two Business Days) before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

(a)	A Request for a Loan will not be regarded as having been duly completed unless:

(i)	the Utilisation Date is a Business Day falling within the Availability Period for the Facility under which the Loan is to be made;

(ii)	the amount of the Loan requested is:

(A)	a minimum of US$5,000,000 and an integral multiple of US$1,000,000;

(B)	the maximum undrawn amount available under the Tranche A Facility on the proposed Utilisation Date; or

(C)	such other amount as the Facility Agent may agree; and

(iii)	the proposed Interest Period complies with this Agreement.

(b)	Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result its share in the Credits under a Facility would exceed its Commitment for that Facility.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the Borrower through its Facility Office on the Utilisation Date.

6.	UTILISATION – LETTERS OF CREDIT

6.1	Giving of Requests

(a)	The Borrower may request a Letter of Credit to be issued by giving to the Issuing Bank (with a copy to the Facility Agent) a duly completed Request and all relevant supporting documents (including any relevant application forms).

(b)	Unless the Issuing Bank and the Facility Agent otherwise agree, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. five Business Days before the proposed Utilisation Date.

(c)	The Facility Agent must, by close of business in Hong Kong on the day on which a Request for a Letter of Credit is received by it, notify the Issuing Bank in writing of the maximum undrawn amount available under the L/C Facility.

(d)	Each Request is irrevocable.

6.2	Completion of Requests

(a)	A Request for a Letter of Credit will not be regarded as being duly completed unless:

(i)	it specifies that it is for a Letter of Credit and whether it is to be a standby Letter of Credit or not;

(ii)	the Utilisation Date is a Business Day falling within the Availability Period;

(iii)	the amount of the Letter of Credit requested is:

(A)	not exceeding the maximum undrawn amount available under the L/C Facility on the proposed Utilisation Date; or

(B)	such other amount as the Issuing Bank may agree;

(iv)	in the case of a Letter of Credit which is a standby letter of credit:

(A)	it is in the form of Letter of Credit (in substantially the form of Schedule 9 (Form of Letter of Credit)); and

(B)	all relevant supporting documents are attached;

(v)	in the case of a Letter of Credit which is not a standby letter of credit, the relevant application form (in substantially the form of applications generally accepted by the Issuing Bank for general letter of credit business from time to time) and all relevant supporting documents are attached;

(vi)	the expiry date (including the last day of the issuance period) of the Letter of Credit falls on or before one Business Day before the Final Maturity Date;

(vii)	the expiry date of the Letter of Credit does not exceed:

(A)	in respect of a Letter of Credit requested for the purpose of equipment purchases, 540 days from the Utilisation Date; and

(B)	in respect of a Letter of Credit requested for any other general purpose, 150 days from the Utilisation Date; and

(viii)	the delivery instructions for the Letter of Credit are specified.

(b)	Only one Letter of Credit may be requested in a Request, and only three Requests for Letters of Credit may be delivered on any day.

6.3	Issue of Letter of Credit

(a)	The Issuing Bank must promptly notify the Facility Agent of the details of the requested Letter of Credit.

(b)	The Facility Agent must promptly upon receipt of the notification under paragraph (a) above notify each Lender of the details of the requested Letter of Credit and the amount of its share of that Letter of Credit.

(c)	The amount of each Lender’s share in a Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date.

(d)	If the conditions set out in Clause 4.1 (Conditions precedent documents) and this Clause 6 (Utilisation – Letters of Credit) have been met, the Issuing Bank must issue the Letter of Credit on the Utilisation Date.

(e)	The Issuing Bank must promptly provide to the Facility Agent a copy of any Letter of Credit issued under this Clause.

6.4	Conditions precedent

(a)	The Issuing Bank is not obliged to issue any Letter of Credit if as a result:

(i)	a Lender’s share in the Letters of Credit would exceed its Commitment for the L/C Facility; or

(ii)	the Letters of Credit would exceed the Total L/C Commitments.

(b)	The Issuing Bank is not obliged to issue any Letter of Credit if either on the date of the Request or the Utilisation Date:

(i)	the Repeating Representations are not correct in all material respects; and/or

(ii)	a Default is outstanding or would result from the issue of that Letter of Credit.

(c)	The Issuing Bank has no duty to enquire of any person whether or not any of the conditions precedent set out in paragraphs (a) and (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent in accordance with Clause 37 (Notices) by 12.00pm on the proposed Utilisation Date. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on any such assumption.

7.	L/C - LETTERS OF CREDIT

7.1	General

(a)	A Letter of Credit is repaid or prepaid to the extent that:

(i)	the Borrower provides cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit is reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank is satisfied that it has no further liability under that Letter of Credit.

The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(b)	If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower must repay or prepay that amount immediately.

(c)	Cash cover is provided for a Letter of Credit if the Borrower pays an amount in the currency of the Letter of Credit to an interest-bearing account with the Facility Agent or the Issuing Bank in the name of the Borrower and the following conditions are met:

(i)	until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay the Finance Parties for which the cash cover is provided under this Clause; and

(ii)	the Borrower has entered into and delivered a security document over that account, in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders), creating a first ranking security interest over that account.

A Lender may, if the Borrower has paid an amount in the currency of the Letter of Credit to an interest-bearing account with the Facility Agent or the Issuing Bank as cash cover in accordance with the paragraph above to which all Lenders are entitled, require the Facility Agent or the Issuing Bank (as applicable) to pay its portion of the cash cover into its own account. References to cash cover exclude any interest accrued on that cash cover.

(d)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount (actual or contingent) that is or may be payable by the Borrower in respect of that Letter of Credit at that time.

(e)	The amount of cash cover will be ignored in calculating the undrawn Commitment of each Lender.

(f)	A reference to a claim being made under a Letter of Credit or a claim being paid by the Issuing Bank includes a reference to any amount due (actually or contingently) from the Issuing Bank under that Letter of Credit in any account taken for the purposes of any mandatory set-off under any applicable law or regulation in the insolvency proceedings of the beneficiary of that Letter of Credit or any other person.

7.2	Illegality

(a)	The Issuing Bank must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for the Issuing Bank to perform any of its obligations under a Finance Document or to have outstanding any Letter of Credit.

(b)	After notification under paragraph (a) above:

(i)	the Company must use its best endeavours to ensure the release of the liability of the Issuing Bank under each outstanding Letter of Credit;

(ii)	failing this, the Borrower must repay or prepay the share of each Lender in each Letter of Credit requested by it on the date specified in paragraph (c) below; and

(iii)	no further Letters of Credit will be issued.

(c)	The date for repayment or prepayment of a Lender’s share in a Letter of Credit will be the date specified by the Issuing Bank in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.3	Claims under a Letter of Credit

(a)	The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a claim).

(b)	The Issuing Bank may at its discretion determine whether a claim is in order. If the Issuing Bank determines that a claim is not in order, it must promptly notify the Facility Agent in writing of such determination and provide to the Facility Agent all relevant details (including any supporting documents) of the relevant claim. Upon receipt of such notification:

(i)	the Facility Agent shall promptly notify the L/C Lenders;

(ii)	the L/C Lenders shall provide their response to the discrepancies, and if no reply is received within three Business Days of the request, such consent shall be deemed given; and

(iii)	the Facility Agent may, subject to sub-paragraph (ii) above, instruct the Issuing Bank to accept the relevant claim.

(c)	The Borrower that requested the issue of a Letter of Credit must pay to the Issuing Bank an amount equal to the amount of any claim one Business Day after each such claim.

(d)	The Issuing Bank must promptly notify the Facility Agent:

(i)	upon paying any claim made or purported to be made under a Letter of Credit pursuant to paragraph (a) above;

(ii)	upon receipt from the Borrower of all amounts payable by the Borrower pursuant to paragraph (c) above; and

(iii)	if the Borrower fails to pay any amounts due to the Issuing Bank in accordance with paragraph (c) above.

(e)	The Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(f)	The obligations of the Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.4	Indemnities

(a)	The Borrower must immediately on demand indemnify the Issuing Bank against any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(b)	Each L/C Lender must immediately on demand (to be issued directly by the Issuing Bank) directly indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(c)	The Facility Agent must, upon request by the Issuing Bank, provide to the Issuing Bank any relevant details of each L/C Lender for the purposes of issuing a demand under paragraph (b) above.

(d)	A L/C Lender’s share of the liability or loss referred to in paragraph (b) above will be its Pro Rata Share on the Utilisation Date of the relevant Letter of Credit, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(e)	The Issuing Bank must promptly notify the Facility Agent:

(i)	upon issuing a demand pursuant to paragraph (b) above; and

(ii)	upon receipt from a L/C Lender of any amounts referred to under paragraph (b) above.

(f)	The Borrower must immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Subclause.

(g)	The obligations of the Borrower and each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by the Borrower or that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(h)	The obligations of the Borrower and each Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets (present or future) of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment of a Finance Document, any Letter of Credit or any other document or security;

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(viii)	any insolvency or similar proceedings.

7.5	Rights of contribution

The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

8.	OPTIONAL CURRENCIES FOR LETTERS OF CREDIT

8.1	General

In this Clause:

USD Amount of a Letter of Credit or part of a Letter of Credit means:

(a)	if the Letter of Credit is denominated in USD, its amount; or

(b)	if the Letter of Credit is denominated in an Optional Currency, its equivalent in USD calculated on the basis of the Agent’s Spot Rate of Exchange on the date of a duly completed Request for that Letter of Credit, as adjusted below at six monthly intervals.

Optional Currency means any currency (other than USD) in which a Letter of Credit may be denominated under this Agreement (which shall include those currencies referred to in Clause 8.3(a) below).

8.2	Selection

The Borrower must select the currency of a Letter of Credit in its Request.

8.3	Conditions relating to Optional Currencies

(a)	A Letter of Credit may be denominated in an Optional Currency for an Interest Period if that Optional Currency is EUR, HKD, JPY, GBP or (subject to all applicable laws, regulations and internal policy requirements of the Facility Agent and the Issuing Bank) RMB, or has been previously approved by the Facility Agent (acting on the instructions of all the relevant Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company whether or not the Lenders have given their approval.

8.4	Optional Currency equivalents

The equivalent in USD of a Letter of Credit or part of a Letter of Credit in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Letter of Credit;

(c)	the share of a Lender in a Letter of Credit;

(d)	the amount of any repayment or prepayment of a Letter of Credit; or

(e)	the undrawn amount of a Lender’s Commitment,

is its USD Amount.

8.5	Letters of Credit in Optional Currency

(a)	If a Letter of Credit is denominated in an Optional Currency, the Facility Agent must at six monthly intervals after the date of this Agreement, recalculate the USD Amount of that Letter of Credit by notionally converting the outstanding amount of that Letter of Credit into USD on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Borrower must, if requested by the Facility Agent within 10 days of any calculation under paragraph (a) above, ensure that sufficient Letters of Credit are repaid or prepaid to prevent the USD Amount of the Letters of Credit exceeding the Total L/C Commitments following any adjustment to a USD Amount under paragraph (a) above.

8.6	Notification

The Facility Agent must notify the Issuing Bank and the Lenders and the Company of the relevant USD Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

9.	REPAYMENT

9.1	Repayment of Tranche A Loans

The Borrower must repay each Tranche A Loan made to it in full on its Maturity Date.

9.2	Repayment of Letters of Credit

The Borrower must repay each Letter of Credit issued on its behalf in full on its Maturity Date.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment – illegality

(a)	A Lender must promptly notify the Issuing Bank, the Facility Agent and the Company if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company promptly that:

(i)	the Borrower must repay or prepay the share of that Lender in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)	the last day of the current Interest Period of that Credit or, in the case of a Letter of Credit five days after the date of the notification; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

10.2	Mandatory prepayment – ABL Commitment

(a)

If, upon the delivery of any Collateral Report and its Aging Report under Subclause 20.4 (Collateral Report), the Facility Agent determines that the aggregate amount outstanding under the Facility less the then amount of cash cover provided pursuant to Subclause 7.1 (General) exceeds the then

Borrowing Base, in each case as at the date such Collateral Report was prepared (the “Excess Amount”), the Borrower shall repay or prepay outstanding Loans utilised by it in an amount equal to the Excess Amount on or before the end of the then current fiscal month.

(b)	No prepayment under paragraph (a) above shall result in any ABL Commitments hereunder being permanently cancelled or reduced.

10.3	Mandatory prepayment – Cash Dominion

OPC irrevocably authorises the Security Trustee to apply all amounts in the Security Account on each day during the Full Cash Dominion Period to repay or prepay all amounts outstanding under the Facility.

10.4	Voluntary cancellation

(a)	The Borrower may, by giving not less than 3 Business Days’ prior notice to the Facility Agent (or such shorter period as may be agreed between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders), cancel the unutilised amount of a Commitment in whole or in part.

(b)	Partial cancellation of Commitments must be, in respect of each of the Tranche A Facility and the L/C Facility, in a minimum amount of US$5,000,000 (or, if less, the maximum undrawn amount of the ABL Commitments) and an integral multiple of US$1,000,000.

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

10.5	Voluntary prepayment of Loans

(a)	Subject to Clause 28.3 (Break Costs), the Borrower may, by giving not less than 3 Business Days’ prior notice to the Facility Agent (or such shorter period as may be agreed between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders), prepay (or ensure that a Borrower prepays) any Loan in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of US$5,000,000 and an integral multiple of US$1,000,000.

10.6	Right of repayment and cancellation of a single Lender

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay that Lender’s share in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)	the last day of the current Interest Period for that Credit, or in the case of a Letter of Credit, 10 days after the date of the notification; or

(ii)	if earlier, the date specified by the Company in its notification.

10.7	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. Subject to paragraph (c) below, no premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree to a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the ABL Commitments cancelled under this Agreement may subsequently be reinstated save as set out in Clause 10.2 (Mandatory prepayment – ABL Commitment).

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

11.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan made to it on the last day of each Interest Period and also, if the Interest Period is longer than six months, on the dates falling at six-month intervals after the first day of that Interest Period.

11.3	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Interest Periods of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Interest Period.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Interest Period, then:

(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be two per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

11.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Selection - Tranche A Loans

(a)	Each Tranche A Loan has one Interest Period only.

(b)	Each Interest Period for a Tranche A Loan will be one month or any other period agreed by the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders).

12.2	No overrunning the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

12.3	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans.

12.4	Notification

The Facility Agent must notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

13.	MARKET DISRUPTION

13.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate at or about 12.00 noon (London time) on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (London time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Business Day after the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 40 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Interest Period.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Interest Period will be the aggregate of the applicable:

(i)	Margin; and

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select.

(d)	If the percentage rate per annum notified by a Lender pursuant to paragraph (c)(ii) above shall be less than LIBOR or if a Lender shall fail to notify the Facility Agent of any such percentage rate per annum, the cost to that Lender of funding its participation in the relevant Loan for the relevant Interest Period shall be deemed, for the purpose of paragraph (c)(ii) above, to be LIBOR.

13.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

(c)	For the avoidance of doubt, unless an alternative rate is agreed pursuant to this Subclause, the rate of interest shall continue to be determined in accordance with Subclause 13.2 (Market disruption).

14.	TAXES

14.1	General

In this Clause:

Indirect Tax means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

14.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 Business Days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	Without prejudice to Subclause 14.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within seven Business Days of demand by the Facility Agent, indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Subclause shall not apply to:-

(i)	any Tax imposed on or calculated with reference to profit or net income of a Finance Party by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on or calculated with reference to profit or net income on the Facility Office of a Finance Party by the jurisdiction in which the Facility Office of such Finance Party is located; or

(iii)	any Tax to the extent it is compensated for by a payment under Subclause 14.8 (FATCA Deduction ).

(b)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company in accordance with Subclause 37.4 (Obligors) of the event which will give, or has given, rise to the claim.

(c)	A Finance Party must, on receiving a payment from an Obligor under this Clause notify the Facility Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrower must pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

14.6	Indirect tax

(a)	All consideration expressed to be payable under a Finance Document by any Obligor to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Obligor in connection with a Finance Document, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Obligor to reimburse or indemnify a Finance Party for any costs or expenses, that Obligor shall also at the same time reimburse and indemnify (as the case may be) the Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or a Finance Party reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as the Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from a Finance Party,

supply to each Finance Party:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as a Finance Party may require to certify or establish the status of a Finance Party under FATCA or that other law or regulation.

(f)	The relevant Finance Party shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver is or becomes materially inaccurate or incomplete, the relevant Finance Party shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant people unless it is unlawful for the relevant Finance Party to do so (in which case the relevant Finance Party shall promptly notify the relevant people). The relevant Finance Party shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The relevant Finance Party may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives pursuant to paragraph (e) or (g) above without further verification. A Finance Party shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment, and in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased Costs

Except as provided below in this Clause, the Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation;

(b)	compliance with any law or regulation made after the date of this Agreement; or

(c)	compliance with Basel III or the United States Dodd-Frank Wall Street Reform and Consumer Protection Act (including any regulations relating to them).

15.2	Exceptions

The Borrower needs not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation;

(c)	attributable to a Tax Deduction which as at the date of this Agreement is required by law to be made by an Obligor;

(d)	attributable to a FATCA Deduction required to be made by a Party; or

(e)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

15.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Borrower.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

16.	MITIGATION

16.1	Mitigation

(a)	Each Finance Party must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Borrower must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Conduct of business by a Finance Party

No term of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of the country of the relevant currency as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

17.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in USD.

17.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

17.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

17.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(c)	agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause is not recoverable from that Guarantor on the basis of a guarantee then that Guarantor will be liable as a principal debtor and primary obligor to indemnify that Finance Party in respect of any loss it incurs as a result of the Borrower failing to pay any amount expressed to be payable by it under a Finance Document on the date when it ought to have been paid. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause had the amount claimed been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing (whether or not known to it or any Finance Party) which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause. This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets (present or future) of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

18.5	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a) (i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in a suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

18.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

18.8	Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purposes of any sale or other disposal of that Guarantor:

(a)	that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor will waive any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document where the rights or security are granted by or in relation to the assets of the retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Limitations

(a)	This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of section 275 of the Companies Ordinance (Cap.622 of the Laws of Hong Kong).

(b)	The obligations of any Additional Guarantor are subject to the limitations (if any) set out in the Accession Agreement executed by that Additional Guarantor.

19.	REPRESENTATIONS AND WARRANTIES

19.1	Representations and warranties

The representations and warranties set out in this Clause are made by each Obligor or (if the relevant provision so states) the Company to each Finance Party.

19.2	Status

(a)	It is a corporation or limited liability company, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It is not a FATCA FFI or a US Tax Obligor.

19.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

19.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

19.6	No default

(a)	No Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

19.7	Authorisations

Except for registration of the Security Assignment and the Bank Account Charge at the Hong Kong Companies Registry pursuant to the Companies Ordinance (Cap. 622 of the Laws of Hong Kong), all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

19.8	Financial statements

The audited financial statements most recently delivered to the Facility Agent:

(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)	give a true and fair view of the relevant financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

19.9	No material adverse change

There has been no material adverse change in the consolidated financial condition of each Obligor since the date to which Original Financial Statements were drawn up.

19.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.11	Environmental laws

(a)	Each Obligor and each member of the Group is in compliance with Subclause 22.14 (Environmental matters) and no circumstances have occurred which would prevent such compliance in each case where non-compliance could reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry) is threatened against any Obligor or any member of the Group where such Environmental Claim is likely to be determined against the relevant Obligor or member of the Group and, if so determined, would reasonably be expected to have a Material Adverse Effect.

19.12	Litigation

No litigation, arbitration or administrative proceedings against any member of the Group has been started or, to its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

19.13	Taxes on payments

All amounts payable by it under the Finance Documents may be made without any Tax Deduction.

19.14	Stamp duties

Except for registration fees payable at the relevant registries under Subclause 19.7 (Authorisations) (in each case in respect of the Security Documents) no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

19.15	Immunity

(a)	The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

19.16	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

19.17	Jurisdiction/governing law

(a)	In this Subclause:

Relevant Jurisdiction means in relation to an Obligor:

(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to a Security Document is situated;

(iii)	any jurisdiction where it conducts its business; and

(iv)	the jurisdiction whose laws govern the perfection of any Security Document entered into by it.

(b)	Its:

(i)	irrevocable submission under the Finance Documents to the jurisdiction of the courts of Hong Kong;

(ii)	agreement that each Finance Document is governed by Hong Kong law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its Relevant Jurisdiction; and

(c)	any judgment obtained in Hong Kong will be recognised and be enforceable by the courts of its Relevant Jurisdiction.

19.18	No misleading information

All information supplied by any Obligor or any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

19.19	Authorised signatories

Unless notified in writing by the relevant Obligor to the contrary, each person listed in the director’s certificates of each Obligor referred to in Part 1 (To be delivered before the First Request) of Schedule 2 (Conditions Precedent Documents) and any other person notified (together with the specimen signature of that person) to the Facility Agent under Subclause 20.5(c) (Information - miscellaneous) are authorised to sign and deliver a Request or, as the case may be, any notices on behalf of the relevant Obligor.

19.20	Sanctions

No Obligor or any member of the Group nor any directors, officers or, to the best of each Obligor’s knowledge, employees of any or all of the foregoing and none of the persons acting on behalf of any or all of the foregoing:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

19.21	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by:

(i)	each Additional Guarantor and the Borrower on the date on which that Additional Guarantor becomes a Guarantor; and

(ii)	each Obligor on the date of each Request and the first day of each Interest Period.

(c)	When a representation and warranty in Subclause 19.6(a) (No default) is repeated on a Request for a Rollover Loan, the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

20.	INFORMATION COVENANTS

20.1	Financial statements

(a)	The Borrower will procure that the Parent will, supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	the consolidated quarterly and annual financial statements of the Parent; and

(ii)	during the Full Cash Dominion Period, consolidated monthly financial statements of the Parent.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the annual financial statements to be provided under paragraph (a) above, within 180 days;

(ii)	in the case of the quarterly financial statements to be provided under paragraph (a) above, within 90 days; and

(iii)	in the case of monthly financial statements to be provided under paragraph (a) above, within 30 days,

of the end of the relevant financial period.

20.2	Form of financial statements

(a)	The Borrower will use all reasonable efforts to ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Borrower must notify the Facility Agent of any change to the manner in which the financial statements referred to above are prepared.

(c)	If requested by the Facility Agent, the Borrower must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

(d)	If requested by the Facility Agent, the Borrower must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Borrower and the Lenders in the same position as they would have been if the change had not happened. Any agreement between the Borrower and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Borrower will use all reasonable efforts to ensure that the Parent’s auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

20.3	Compliance Certificate

(a)	The Company will procure that the Parent will, supply to the Facility Agent a Compliance Certificate with each set of financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Parent.

20.4	Collateral Report

(a)	Subject to paragraph (b) the Borrower must supply to the Facility Agent a Collateral Report (substantially in the form set out in Part 1 (TTM ABL Collateral Report (Non-Full Cash Dominion Period) of Schedule 10 (Form of Collateral Report)) and its Aging Report prepared as at the last day of each fiscal month, with:

(i)	each Collateral Report and its Aging Report to be prepared as at the last day of each fiscal month for the period from May 2015 until October 2015 to be supplied by no later than the 20th day of the following fiscal month or, if such 20th day is not a Business Day, the immediately following Business Day; and

(ii)	each Collateral Report and its Aging Report to be prepared as at the last day of each fiscal month thereafter to be supplied by no later than the 15th day of the following fiscal month or, if such 15th day is not a Business Day, the immediately following Business Day.

(b)	During the Full Cash Dominion Period, the Borrower must supply to the Facility Agent a Collateral Report (substantially in the form set out in Part 2 (TTM ABL Collateral Report (Full Cash Dominion Period) of Schedule 10 (Form of Collateral Report)) and its Aging Reports prepared as at the last day of each week by no later than the second Business Day of the following week.

20.5	Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by any member of the Group to any of their respective creditors to whom the aggregate amount of Financial Indebtedness owed by all members of the Group such that the amount outstanding exceeds HK$40,000,000 (or its equivalent in other currencies);

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings against any member of the Group which are current, threatened or pending and which have or might, if adversely determined, expose any member of the Group to a financial liability equal to or greater than HK$40,000,000 (or its equivalent in other currencies);

(c)	promptly upon becoming aware of them, details of any change in authorised signatories of each Obligor (including specimen signatures of any newly appointed authorised signatories);

(d)	promptly on request, a list of the then current Material Subsidiaries; and

(e)	subject to any applicable listing rule restrictions, the requirements of securities laws and regulations in the United States of America, promptly on request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party through the Facility Agent may reasonably request.

20.6	Notification of Default

(a)	Unless each of the Facility Agent, and the Issuing Bank has already been so notified by another Obligor, each Obligor must notify each of the Facility Agent, and the Issuing Bank of any Default promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Parent and the Company must each supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

20.7	Year end

The fiscal year of any Obligor may end on the Monday closest to December 31 and such day shall be within the same fiscal month of each fiscal year.

20.8	Customer due diligence requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all customer due diligence requirements.

21.	FINANCIAL COVENANTS

21.1	Definitions

In this Clause:

Acquisition means the acquisition by the Parent, directly or indirectly, of 100% of the Capital Stock of Visasystems.

Applicable Reference Period means as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been or are required to be delivered pursuant to Subclause 20.1 (Financial statements) (or, prior to the delivery of any such financial statements, the Reference Period ended 30 March 2015).

Capital Expenditures means, for any period, with respect to any person, the aggregate of all expenditures by such person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such person and its Restricted Subsidiaries.

Capital Lease Obligations means, as to any person, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

Capital Stock means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

Consolidated EBITDA means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)	income tax expense;

(b)	interest expense, amortisation or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Financial Indebtedness (including the Facility);

(c)	depreciation and amortisation expense;

(d)	non-cash charges, losses, expenses, accruals and provisions, including stock-based compensation and sale of assets not in the ordinary course of business (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period);

(e)	amortisation of intangibles (including, but not limited to, impairment of goodwill) and organization costs;

(f)	any extraordinary, unusual or non-recurring expenses or losses;

(g)	any fees and expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Financial Indebtedness or Capital Stock, or amendment or modification of any debt instrument, in each case permitted under the Finance Documents, including:

(i)	any such transactions undertaken but not completed and any transactions consummated prior to the date of this Agreement; and

(ii)	any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case paid in cash during such period (collectively, Advisory Fees);

(h)	any fees and expenses incurred in connection with the Transactions, including Advisory Fees and (solely for purposes of this paragraph (h)) cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management;

(i)	the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies that are reasonably identifiable, factually supportable and projected by the Parent in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions, divestitures, insourcing initiatives, cost savings initiatives, plant consolidations, openings and closings, product rationalization and other similar initiatives after the date of this Agreement, in each case to the extent not prohibited by this Agreement (collectively, Initiatives) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that:

(i)	actions in respect of such cost-savings, operating expense reductions, operating improvements and synergies have been, or will be, taken within 12 months of the applicable Initiative;

(ii)	no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this paragraph (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;

(iii)	projected amounts (and not yet realised) may no longer be added in calculating Consolidated EBITDA pursuant to this paragraph (i) to the extent occurring more than four full fiscal quarters after the applicable Initiative;

(iv)	the Borrower must deliver to the Facility Agent:

(A)	a certificate of an authorised signatory setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies; and

(B)	information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and synergies; and

(v)	with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this paragraph (i) shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this paragraph (i)); and

(j)	non-recurring cash expenses recognized for restructuring costs, integration costs and business optimization expenses in connection with any Initiative, and minus,

(i)	to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(A)	interest income;

(B)	any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business);

(C)	income tax credits (to the extent not netted from income tax expense); and

(D)	any other non-cash income (other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period), and,

(ii)	any cash payments made during such period in respect of items described in paragraph (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

Consolidated Fixed Charge Coverage Ratio means, for any period, the ratio of:

(a)	Consolidated EBITDA for such period less the aggregate amount actually paid by the Parent and its Restricted Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Financial Indebtedness incurred in connection with such expenditures) less expenses for taxes paid in cash during such period; to

(b)	Consolidated Fixed Charges for such period.

Consolidated Fixed Charges means for any period, the sum (without duplication) of:

(a)	Consolidated Interest Expense for such period;

(b)	scheduled principal payments made during such period on account of principal of Financial Indebtedness of the Parent or any Restricted Subsidiary;

(c)	Restricted Payments made in cash;

(d)	Capital Lease Obligation payments; and

(e)	cash contributions to any Plan, all calculated for the Parent and its Restricted Subsidiaries on a consolidated basis and, to the extent applicable, in accordance with GAAP.

Consolidated Interest Expense means for any period, total cash interest expense (including imputed interest expense attributable to Capital Lease Obligations) of the Parent and its Restricted Subsidiaries for such period with respect to all outstanding Financial Indebtedness of the Parent and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

Consolidated Net Income means, for any period, the consolidated net income (or loss) of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a)	the income (or deficit) of any person accrued prior to the date it becomes a Restricted Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Restricted Subsidiaries;

(b)	the income (or deficit) of any person (other than a Restricted Subsidiary of the Parent) in which the Parent or any of Restricted its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Restricted Subsidiary in the form of dividends or similar distributions;

(c)	the undistributed earnings of any Restricted Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Finance Document) or requirement of law or regulation applicable to such Restricted Subsidiary; and

(d)	any income (or loss) for such period attributable to the early extinguishment of Financial Indebtedness or Swap Obligations.

Contractual Obligation means, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

Disposition means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means:

(a)	any entity, whether or not incorporated, that is under common control with a Parent Group within the meaning of Section 4001(a)(14) of ERISA;

(b)	any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a member of the Parent Group is a member;

(c)	any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a member of the Parent Group is a member; and

(d)	with respect to any member of the Parent Group, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in paragraph (b) above or any trade or business described in paragraph (c) above is a member. Any former ERISA Affiliate of any member of the Parent Group shall continue to be considered an ERISA Affiliate of the member of the Parent Group within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the member of the Parent Group and with respect to liabilities arising after such period for which the member of the Parent Group could be liable under the Code or ERISA.

Investment means any advance, loan, extension of credit (by way of guarantee or otherwise), any capital contribution to, or purchase any stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other person.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Parent Group or any ERISA Affiliate:

(a)	makes or is obligated to make contributions;

(b)	during the preceding five plan years, has made or been obligated to make contributions; or

(c)	has any actual or contingent liability.

Permitted Acquisition means the purchase or other acquisition by the Parent or any Restricted Subsidiary of all or a majority of the Capital Stock of, or all or substantially all of the property of, any person, or of any business or division of any person; provided that with respect to each purchase or other acquisition, after giving effect thereto, the Parent and its Restricted Subsidiaries are in compliance with US ABL Credit Agreement and such newly created or acquired Subsidiary shall, to the extent required by and comply with the requirements in US ABL Credit Agreement.

Plan means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any member of the Parent Group or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Reference Period means each period of four consecutive quarters of the Parent.

Restricted Payments means declare or pay any dividend (other than dividends payable solely in common stock of the person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any member of the Parent Group, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any member of the Parent Group.

Restricted Subsidiary any Subsidiary of the Parent other than an Unrestricted Subsidiary.

Swap Agreement means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of its Subsidiaries shall be a “Swap Agreement”.

Swap Obligation means, with respect to any person, any and all obligations of such person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under:

(a)	any and all Swap Agreements; and

(b)	any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

Transactions means collectively,

(a)	the Acquisition; and

(b)	the execution, delivery and performance by the Obligors of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof.

Unrestricted Subsidiary means (a) any Subsidiary of the Parent that is designated as an Unrestricted Subsidiary by the Parent in accordance with the terms of the US ABL Credit Agreement and where copies of the corresponding certificates provided under the US ABL Credit Agreement in respect of such designation are provided to the Facility Agent and (b) any Subsidiary of an Unrestricted Subsidiary.

US ABL Credit Agreement means the credit agreement on or about the date of this Agreement and as further amended, novated, supplemented, extended or restated from time to time between, among, others, the Parent as the borrower, several lenders from time to time, JPMorgan Chase Bank, N.A., as administrative agent and lender, Barclays Bank Plc as syndication agent and lender, The Royal Bank of Scotland Plc as documentation agent and lender, HSBC Bank USA, N.A., as lender and HSBC Securities (USA) Inc., as documentation agent.

21.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with GAAP.

(b)	Any amount in a currency other than USD is to be taken into account at its USD equivalent calculated on the basis of:

(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the Hong Kong foreign exchange market with USD at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Parent, the relevant rates of exchange used by the Parent in or in connection with its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

21.3	Consolidated Fixed Charge Coverage Ratio

The Company shall use all reasonable efforts to procure that the Parent shall not, and that the Parent shall not permit any of its Restricted Subsidiaries to, directly or indirectly, during any period commencing on a date (each a “Commencement Date”) on which:

(a)	the Available ABL Commitment is less than or equal to 10% of the ABL Commitments; or

(b)	a Specified Event of Default has occurred and is continuing,

and continuing until any later date on which the Available ABL Commitment shall have exceeded the threshold set forth in paragraph (a) above for at least 30 consecutive days and no Specified Event of Default shall be continuing, permit the Consolidated Fixed Charge Coverage Ratio for the Applicable Reference Period in effect at any such time (including, for the avoidance of doubt, the Applicable Reference Period in effect on the applicable Commencement Date) to be less than 1.00 to 1.00.

22.	GENERAL COVENANTS

22.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to any other member of the Group, each Obligor must ensure that its relevant Subsidiaries perform that covenant.

22.2	Authorisations

Each Obligor must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation to:

(i)	enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party; and

(iii)	carry on its business where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

22.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

22.5	Negative pledge

(a)	Except as provided below, no Obligor may, and the Company shall procure that no Material Group Member will, create or allow to exist any Security Interest on any of its present or future assets.

(b)	No Obligor may, and the Company shall procure that no Material Group Member will:

(i)	sell, transfer or otherwise dispose of any of its present or future assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Material Group or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (present or future).

(c)	Paragraphs (a) and (b) do not apply to:

(i)	any Security Interest constituted by the Security Documents;

(ii)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security Interest given, by an Obligor or member of the Group listed in Part 1 (Existing Security Interest) of Schedule 5 (Existing Security Interest, Loans, Guarantees, and Letters of Credit), provided that the principal amount secured is not increased from the amount stated in that Schedule;

(v)	any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement but only to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vi)	any Security Interest on an asset, or an asset of any person, acquired or to be acquired by the Borrower to secure indebtedness raised for the purpose of financing or refinancing the acquisition or development of that asset but only to the extent that the principal amount secured by that Security Interest does not exceed the cost of the acquisition or development;

(vii)	any Security Interest over cash collateral required to be provided under this Agreement or over cash collateral to be provided in connection with the Existing Letters of Credit; and

(viii)	any Security Interest created by a member of the Material Group to secure Financial Indebtedness under Onshore PRC Bank Borrowing not exceeding RMB500,000,000 in aggregate.

(d)	For the avoidance of doubt, any Security Interest constituted by the Security Documents may be shared between (i) the Finance Parties and (ii) any party to a derivative transaction entered into with an Obligor in connection with this Agreement, protecting against or benefiting from fluctuations in any rate or price pursuant to the terms of an intercreditor agreement in form and substance satisfactory to the Security Trustee at such time.

22.6	Disposals

(a)	Except as provided below, no member of the Group may, and the Company shall procure that no member of the Group will, either in a single transaction or in a series of transactions and whether related or not, sell, transfer, or otherwise dispose of all or any part of its present or future assets.

(b)	Paragraph (a) does not apply to any sale, transfer or disposal:

(i)	made on arm’s length commercial terms and for reasonable consideration and in the ordinary course of trading of the disposing entity, provided that:

(A)	the higher of the market value and consideration receivable for such sale, transfer or disposal (when aggregated with the higher of the market value and consideration for any other sale, transfer or disposal allowed under this Subclause) does not exceed HK$350,000,000 or its equivalent, provided that the Company shall inform the Facility Agent of any such sale, transfer or disposal of which the higher of the market value and consideration receivable exceeds HK$200,000,000 or its equivalent within 30 days of the completion of such sale, transfer or disposal; and

(B)	no Default or Event of Default would occur as a result of such sale, transfer or disposal;

(ii)	of trading stock or cash, machinery, raw materials or other current assets made by any member of the Group in the ordinary course of trading of the Group;

(iii)	by a member of the Group which is an Obligor to another member of the Group which is an Obligor;

(iv)	by a member of the Group which is an Obligor to any other member of the Group of any machinery, raw materials and trading stock, for arm’s length consideration and commercial terms and for the ordinary course of business of the Group;

(v)	of any cash for the purpose of capital injections to be made by any member of the Group to another member of the Group, which is for the ordinary course of business of the Group;

(vi)	by a member of the Group which is not an Obligor and not incorporated in the PRC to another member of the Group which is not an Obligor and not incorporated in the PRC;

(vii)	by a member of the Group which is incorporated in the PRC to another member of the Group which is incorporated in the PRC;

(viii)	of used, worn out, obsolete or surplus property by any Obligor in the ordinary course of business and the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Obligors taken as a whole; or

(ix)	related to any amalgamation, demerger, merger or corporate reconstruction in compliance with Subclause 22.10 (Mergers).

22.7	Financial Indebtedness

(a)	Except as provided below, no Obligor may, and the Company shall procure that no member of the Group will incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness incurred pursuant to a transaction permitted under Subclause 22.12 (Loans and Guarantees);

(iii)	any Financial Indebtedness incurred by any member of the Group in relation to any loans or other credit made or granted by its shareholder(s), the Parent or any of the Parent’s Subsidiaries;

(iv)	any Onshore PRC Bank Borrowing of a member of the Group not exceeding, when aggregated with the Onshore PRC Bank Borrowings of all other members of the Group, RMB500,000,000 or its equivalent at any time;

(v)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into (A) in connection with this Agreement; or (B) in the ordinary course of business of the relevant member of the Group but not, in any event, for speculative purposes;

(vi)	Financial Indebtedness the details of which are set out in Part 2 (Existing Loans and Guarantees) and Part 3 (Existing Letters of Credit) of Schedule 5 (Existing Security Interest, Loans, Guarantees and Letters of Credit);

(vii)	any Financial Indebtedness incurred under any counter-indemnity obligation in respect of any guarantee granted by a bank or financial institution in favour of a governmental body or authority or public utilities company in Hong Kong, provided that the amount of such Financial Indebtedness shall not at any time exceed the US$ equivalent of HK$10,000,000 calculated on the basis of the Agent’s Spot Rate of Exchange on the date of calculation by such member of the Group;

(viii)	any Financial Indebtedness incurred in connection with the forward sale of non-HK Dollar cheques by a member of the Group to a bank or financial institution, provided that the amount of such Financial Indebtedness shall not at any time exceed the US$ equivalent of HK$30,000,000 calculated on the basis of the Agent’s Spot Rate of Exchange on the date of calculation by such member of the Group; and

(ix)	any Financial Indebtedness incurred with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

22.8	Change of business

(a)	The Company shall use its reasonable efforts to procure that no substantial change is made to the nature and scope of the business of the Parent from that carried on at the date of this Agreement other than changes that are reasonably related, ancillary or complimentary thereto.

(b)	The Company and the Borrower must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement other than changes that are reasonably related, ancillary or complimentary thereto.

22.9	Application of FATCA

The Company shall procure that no Obligor shall become a FATCA FFI or a US Tax Obligor.

22.10	Mergers

(a)	No Obligor shall, and the Company shall procure that no member of the Group will, enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any amalgamation, demerger, merger or corporate reconstruction:

(i)	between members of the Group which are not Obligors and not incorporated in the PRC;

(ii)	between members of the Group incorporated in the PRC; or

(iii)	resulting in one Obligor which is a member of the Group merging into another Obligor which is a member of the Group, provided that (1) the surviving entity continues to be bound by the Finance Documents as an Obligor, (2) in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders) the creditworthiness of the relevant Obligor has not been adversely affected as a result of the merger and (3) the Finance Documents remain in full force and effect notwithstanding the merger.

22.11	Dividends and distributions

(a)	The Borrower shall ensure that there are no restrictions on each of its Subsidiaries to declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution), whether in cash or in kind.

(b)	The Company shall not declare, make or pay any dividend, charge, fee or other distribution if as a result of such declaration or payment a Default would occur.

22.12	Loans and Guarantees

(a)	No Obligor shall, and the Company shall ensure that no member of the Group will, make any loans, grant any credit (save in the ordinary course of trading) or give any guarantee or indemnity (except as required under any of the Finance Documents or in the ordinary course of trading) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to:

(i)	any loan or credit made or granted, or guarantee or indemnity given by an Obligor or a member of the Group to the Parent or any of its Subsidiaries;

(ii)	any loan or credit made or granted, or guarantee or indemnity given by an Obligor or a member of the Group for the ordinary course of the Group’s trading activities;

(iii)	any loan or credit made or granted, or guarantee or indemnity given by any member of the Group that is an Obligor to or in favour of any other member of the Group which is also an Obligor;

(iv)	any loan or credit made or granted, or guarantee or indemnity given, by an Obligor or member of the Group which is existing as at the date of the Agreement and listed in Part 2 (Existing Loans and Guarantees) of Schedule 5 (Existing Security Interest, Loans, Guarantees and Letters of Credit), except to the extent the principal amount of such loan, credit, guarantee or indemnity is increased from the amount outstanding as the date of this Agreement; or

(v)	any loan made available to a member of the Group which is subordinated to the Financial Indebtedness under the Finance Documents in such manner as is reasonably satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders).

22.13	Revenue from goods and services

Each Obligor shall, and the Company shall procure that each member of the Group will, ensure that:

(a)	all revenues generated either directly or indirectly through goods or services provided by any member of the Group to any person who is not an Obligor or a member of the Group shall be invoiced to that person directly by a member of the Group; and

(b)	all invoices referred to in paragraph (a) above are settled directly with the relevant member of the Group.

22.14	Environmental matters

(a)	In this Subclause:

Environmental Approval means any authorisation required under any Environmental Law for the operation of the business of any Obligor or any member of the Group conducted on or from properties owned or used by any Obligor or any member of the Group;

(b)	Each Obligor shall, and the Company shall procure that each member of the Group will:

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(c)	Each Obligor must, promptly upon becoming aware, notify the Facility Agent of:

(i)	any Environmental Claim started, or to its knowledge, threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

22.15	Insurance

Each Obligor shall, and the Company shall procure that each member of the Group will insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

22.16	Listing

The Company shall use all reasonable efforts to procure that the Parent will at all times be listed on a national securities exchange in the United States of America.

22.17	Ownership

(a)	The Company shall use all reasonable efforts to procure that the Parent shall at all times be the direct or indirect owner of 100 per cent. of the entire issued share capital of TTM International.

(b)	Company shall use all reasonable efforts to procure that TTM International shall at all times be the direct or indirect owner of 100 per cent. of the entire issued share capital of the Company.

(c)	The Company shall not reduce its direct or indirect shareholding in any member of the Group, except as permitted in paragraph (b) of Subclause 22.6 (Disposals) and provided that any transfer or disposal of such shareholding is made to another member of the Group.

22.18	Anti-corruption and anti-money laundering law

(a)	The Borrower shall not (and the Borrower shall ensure that no member of the Group will) directly or indirectly use any of the proceeds of any of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in any other jurisdiction.

(b)	The Borrower shall (and the Borrower shall ensure that each member of the Group will):

(i)	conduct its businesses in compliance with all applicable anti-corruption laws, anti-money laundering laws, including all relevant regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity conducts business; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.19	Sanctions

Each Obligor must not (or shall not permit or authorise any other person to), and each Obligor must ensure that no member of the Group shall (or shall permit or authorise any other person to), directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transaction(s) contemplated by any Finance Document to fund any trade, business or other activities (a) involving or for the benefit of any Restricted Party, or (b) in any other manner that would reasonably be expected to result in an Obligor, any member of the Group or any Finance Party being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party.

22.20	Field Examinations

No more than once in each three month period, at the request of the Facility Agent, the Obligors will permit, upon reasonable notice, the Facility Agent or its designee to conduct a field examination to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided that:

(a)	if a Specified Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of such field examinations; and

(b)	if the Available ABL Commitment is less than or equal to the greater of (x) 20% of the ABL Commitments and (y) US$30,000,000 for a period of five consecutive Business Days, the Obligors will permit the Facility Agent to conduct an additional examination (at the request of the Facility Agent) during the twelve month period commencing with any month during which this paragraph (b) is triggered.

For purposes of this Subclause, it is understood and agreed that:

(a)	a single field examination may be conducted at multiple relevant sites and involve one or more relevant Obligors and their assets;

(b)	the Borrower will supply to the Facility Agent before each single field examination its Associated Reports prepared as at the last day of the last fiscal month; and

(c)	the Facility Agent shall use commercially reasonable efforts to coordinate any such field exams.

All such field examinations shall be commenced upon reasonable notice to the Borrower and performed during normal business hours of the Borrower, and all reasonable out-of-pocket costs of such field examinations shall be at the sole expense of the Lenders.

22.21	Purpose of Facility

Each Obligor shall, and shall procure that each member of the Group will, ensure that the Facility is used for the purpose set out in Clause 3 (Purpose).

23.	DEFAULT

23.1	Events of Default

(a)	Each of the events or circumstances set out in this Clause (other than Subclause 23.16 (Acceleration)) is an Event of Default.

(b)	In this Clause:

Permitted Transaction means:

(i)	an intra-Group re-organisation of a Material Subsidiary on a solvent basis;

(ii)	any amalgamation, merger or corporate reconstruction:

(a)	between members of the Group which are not Obligors and not incorporated in the PRC;

(b)	between members of the Group incorporated in the PRC; or

(c)	resulting in one Obligor which is a member of the Group merging into another Obligor which is a member of the Group, provided that (1) the surviving entity continues to be bound by the Finance Documents as an Obligor, (2) in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders) the creditworthiness of the relevant Obligor has not been adversely affected as a result of the merger and (3) the Finance Documents remain in full force and effect notwithstanding the merger.

(iii)	any other transaction agreed by the Majority Lenders.

23.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is caused by technical or administrative error and is remedied within three Business Days of the due date.

23.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 21 (Financial covenants); or

(b)	an Obligor does not comply with any term of the Finance Documents (other than any term referred to in Subclause 23.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 10 days of the earlier of the Facility Agent giving notice of the failure to comply to the Company and any Obligor becoming aware of the non-compliance.

23.4	Misrepresentation

A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated.

23.5	Cross-default

Any of the following occurs in respect of an Obligor or a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than US$25,000,000 or its equivalent.

23.6	Insolvency

(a)	Any of the following occurs in respect of an Obligor or a member of the Group:

(i)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(ii)	it admits its inability to pay its debts as they fall due;

(iii)	it suspends making payments on any of its debts or announces an intention to do so;

(iv)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness; or

(v)	any of its indebtedness is subject to a moratorium.

(b)	The value of the Group’s assets (on a consolidated basis) is less than the Group’s liabilities (on a consolidated basis).

23.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of an Obligor or a member of the Group:

(i)	any step is taken with a view to the suspension of payments, a moratorium or a composition, compromise, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its present or future assets;

(v)	an order for its winding-up, administration or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any winding-up petition which is frivolous or vexatious and which, in each case, is discharged, stayed or dismissed within 15 Business Days of commencement; or

(ii)	any step or procedure contemplated by the solvent liquidation or reorganisation on a solvent basis of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group.

23.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor or a member of the Group unless such process is being contested in good faith and is discharged, stayed or dismissed within 15 Business Days.

23.9	Cessation of business

An Obligor or a member of the Group ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

23.10	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	A Security Document does not create a Security Interest it purports to create.

(d)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11	Ownership of the Obligors

(a)	The Parent ceases to be the beneficial owner of 100 per cent. of the issued share capital of TTM International.

(b)	TTM International ceases to be the legal and beneficial owner of 100 per cent. of the issued share capital of the Company.

(c)	An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.12	Listing

The Parent ceases to be listed on a national securities exchange in the United States of America or trading in the shares of the Parent is suspended for 15 or more consecutive trading days, unless such suspension was caused by an issue which, in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders), was a direct result of a technical issue or technical breach of the relevant listing rules.

23.13	Environmental Compliance

An Obligor is involved in any incident and/or situation which gives or may give rise to any Environmental Claim (including but not limited to non-compliance with the terms or conditions of all applicable environmental permits) and such incident and/or situation could reasonably be expected to have a Material Adverse Effect.

23.14	Failure to pay final judgment

An Obligor fails to comply with or pay any sum in excess of US$10,000,000 (or its equivalent in any other currency or currencies) due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment or if no period is specified within 10 Business Days of such final judgment being issued.

23.15	Material adverse change

Any event or series of events occurs which, in the opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

23.16	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the ABL Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(c)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable; and/or

(d)	instruct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Security Documents.

Any notice given under this Subclause will take effect in accordance with its terms.

24.	SECURITY

24.1	Agent as holder of security

Unless expressly provided to the contrary in any Finance Document the Security Trustee holds any security created by a Security Document and the proceeds of that security on trust for the Finance Parties.

24.2	Responsibility

(a)	The Security Trustee is not liable or responsible to any other Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Security Document;

(ii)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(b)	No Administrative Party is responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.

24.3	Title

The Security Trustee may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

24.4	Possession of documents

The Security Trustee is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Trustee may allow any bank providing safe custody services or any professional adviser to the Security Trustee to retain any of those documents in its possession.

24.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Security Trustee under a Security Document may be:

(a)	invested in the name of, or under the control of, the Security Trustee in any investment for the time being authorised by Hong Kong law for the investment by trustees of trust money or in any other investments which may be selected by the Security Trustee with the consent of the Facility Agent acting on the instructions of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Trustee at any bank or institution (including any Finance Party) and on such terms as the Security Trustee may agree.

24.6	Approval

Each Finance Party:

(a)	confirms its approval of each Security Document; and

(b)	authorises and directs the Security Trustee (by itself or by such person(s) as it may nominate) to enter into and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

24.7	Conflict with Security Documents

If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Trustee, this Agreement will prevail.

24.8	Co-security Trustee

(a)	The Security Trustee may appoint a separate security trustee or a co-security trustee in any jurisdiction outside Hong Kong:

(i)	if the Facility Agent (acting on the instructions of the Majority Lenders) considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the security trustee or co-security trustee confirms to the Security Trustee and the Company in form and substance satisfactory to the Security Trustee that it is bound by the terms of this Agreement as if it were the Security Trustee.

(c)	The Security Trustee may remove any security trustee or co-security trustee appointed by it and may appoint a new security trustee or co-security trustee in its place.

(d)	The Borrower must pay to the Security Trustee any reasonable remuneration paid by the Security Trustee to any security trustee or co-security trustee appointed by it, together with any related costs and expenses properly incurred by the security trustee or co-security trustee.

24.9	Perpetuity period

The perpetuity period for trusts in this Agreement is 80 years.

24.10	Information

Each Finance Party and each Obligor must supply the Facility Agent with any information that the Facility Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

24.11	Perfection of security

Each Obligor must (at its own cost) take any action and enter into and deliver any document which is required by the Security Trustee so that a Security Document provides for effective and perfected security in favour of any successor Security Trustee.

24.12	Release of security

If a Guarantor is released from its obligations as an Obligor under the Finance Documents in a manner allowed by this Agreement, any security created by that Guarantor over its assets under any security Document will be immediately released.

24.13	Operation of the Security Account

(a)	As at the date of this Agreement, OPC has established the Security Account with the Account Bank and will charge on or prior to the first Utilisation Date in favour of the Security Trustee (for and behalf of the Secured Creditors) by way of first fixed charge, the Security Account, all its rights in respect of any amount (including interest) from time to time standing to the credit of each Security Account, the debt represented by each Security Account and all and any fixed or time deposit from time to time created or funded out of any such credit balance, including all additions to or renewals or replacement thereof (in whatever currency and designated with whatever fixed or the deposit number(s)) and all interests or other sums which may accrue from time to time thereon. OPC shall use all reasonable efforts to procure that each Account Debtor deposits all and any moneys due and payable to OPC in relation to the Secured Assets (including any moneys payable in currency other than USD) into the Security Account by the relevant due date and OPC shall as soon as reasonably practicable but in any event within five Business Days of receipt, deposit all and any collections received by OPC into the Security Account.

(b)	Other than where an Event of Default is outstanding:

(i)	on each Business Day, the Security Trustee shall transfer all amounts on deposit in the Security Account to the Payables Accounts;

(ii)	if the Security Trustee fails to transfer the amounts from the Security Account to the Payables Accounts in accordance with paragraph (b)(i) above, OPC shall promptly notify the Security Trustee by e-mail from one of its authorized signatories that the amounts referred to in paragraph (b)(i) above have not been received into the Payables Accounts and upon receipt of such notice, the Security Trustee shall immediately transfer the amounts from the Security Account to the Payables Accounts; and

(iii)	if the Security Trustee fails to transfer the amounts from the Security Account to the Payables Accounts as mentioned in paragraph (b)(ii) above, or by close of business on such day, OPC may (with prior notice to the Security Trustee (by e-mail from one of its authorized signatories or otherwise)) transfer the amounts from the Security Account to the Payables Accounts.

(c)	Where an Event of Default is outstanding, OPC shall not make any withdrawals from the Security Account.

(d)	The Security Trustee (or a Receiver) may at any time upon prior written notification (which may be given by email) to OPC withdraw and apply amounts standing to the credit of the Security Account (subject to the payment of any claims having priority to the Security created under the Bank Account Charge) to meet any amount due and payable but unpaid under the Finance Documents.

25.	THE ADMINISTRATIVE PARTIES

25.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party (other than the Security Trustee) irrevocably appoints the Security Trustee to act as its agent under and in connection with the Finance Documents.

(c)	Each Finance Party (other than the Issuing Bank) irrevocably appoints the Issuing Bank to act as its agent under and in connection with the Finance Documents.

(d)	Each Finance Party irrevocably authorises each Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by that Agent.

(e)	Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

25.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

25.3	No fiduciary duties

Except as specifically provided in a Finance Document:

(a)	nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

25.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

25.5	Reliance

Each Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of each Obligor;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(e)	act under the Finance Documents through its personnel and agents.

25.6	Majority Lenders’ instructions

(a)	An Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act as it considers to be in the best interests of all the Lenders.

(b)	Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document, unless the legal or arbitration proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.

25.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

25.8	Exclusion of liability

(a)	No Administrative Party is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.

(c)	No Agent is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any customer due diligence requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any customer due diligence requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

25.9	Default

(a)	No Agent is obliged to monitor or enquire whether a Default has occurred. No Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If an Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than an Agent or the Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

25.10	Information

(a)	Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to it by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, no Agent has any duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as an Agent, that Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as an Agent may be treated as confidential by it and will not be treated as information possessed it in its capacity as such.

(e)	No Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of an Obligor or a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as an Agent.

25.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any loss or liability incurred by that Agent in acting as the relevant Agent (unless the relevant Agent has been reimbursed by an Obligor under a Finance Document), except to the extent that the loss or liability is caused by that Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to an Agent under the Finance Documents, that Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to it from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

25.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

25.13	Resignation of an Agent

(a)	An Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, an Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent.

(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may appoint a successor Agent.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Borrower prior to the appointment.

(e)	The resignation of an Agent and the appointment of any successor Agent will both become effective only when the following conditions have been satisfied:

(i)	the successor Agent notifies all the Parties that it accepts its appointment;

(ii)	the successor Agent confirms that the rights under the Finance Documents (and any related documentation) have been transferred or assigned to it; and

(iii)	no Finance Party (other than that Agent) has notified the Facility Agent that it is not satisfied with the credit worthiness of the proposed successor Agent within seven days of the Agent’s notification under paragraph (a) above.

On satisfaction of the above conditions the successor Agent will succeed to the position of an Agent and the term Facility Agent, Security Trustee or Issuing Bank will mean the successor Facility Agent, Security Trustee or, as the case may be, Issuing Bank.

(f)	The retiring Agent must, at its own cost:

(i)	make available to the successor Agent those documents and records and provide any assistance as the successor Agent may reasonably request for the purposes of performing its functions as an Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent.

(g)	An Obligor must, at its own cost take any action and enter into and deliver any document which is required by the relevant Agent (acting on the instructions of the Majority Lenders) to ensure that a Security Document provides for effective and perfected Security Interests in favour of any relevant successor Agent.

(h)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(i)	The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

25.14	Relationship with Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, arrange a meeting of the Lenders, at the Lenders’ cost.

(c) (i)	The Facility Agent must keep a record of all the Parties and, subject to sub-paragraph (ii) below, supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

(ii)	The Facility Agent shall not be required to provide any Lender with any record disclosing any other Lender or any other Lender’s contact details.

25.15	Agent’s management time

If an Agent requires, any amount payable to that Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Agent under any other term of the Finance Documents.

25.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to an Agent, that Agent may, at its discretion, accept a shorter notice period.

25.17	Anti-money laundering and investigations

For so long as The Hongkong and Shanghai Banking Corporation Limited or any of its Affiliates is the Agent, the Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of accounts. In certain circumstances, such action may delay or prevent the processing of instructions, the settlement of transactions over the accounts of the Agent’s performance of its obligations under the Finance Documents. Where possible, the Agent will use reasonable endeavours to notify the relevant parties of the existence of such circumstances. Neither the Agent nor any delegate of the Agent will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Agent or any delegate of the Agent pursuant to this Clause. For the purposes of this Subclause, the HSBC Group means HSBC Holdings plc its subsidiaries and associated companies.

25.18	Force Majeure

Notwithstanding anything to the contrary in this Agreement or in any other transaction document, no Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any existing or future law or regulation, any existing or future act of governmental authority, act of god, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any reason which is beyond the control of that Agent.

25.19	Waiver of consequential damages

Notwithstanding any other term or provision of this Agreement to the contrary, no Agent shall be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, even if an Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Subclause shall survive the termination or expiry of this Agreement or the resignation or removal of an Agent.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or in the case of an issued Letter of Credit denominated in Hong Kong Dollars, 365 days) or otherwise, depending on what the Facility Agent determines is market practice.

27.	FEES

The Borrower must pay to the Facility Agent for the account of the Original Lender or Issuing Bank the fees in respect of the Tranche A Facility and the L/C Facility in the amount and at the times agreed in the Fee Letters.

28.	INDEMNITIES AND BREAK COSTS

28.1	Currency indemnity

(a)	The Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

28.2	Other indemnities

(a)	The Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	the information produced or approved by an Obligor being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the Finance Documents;

(iv)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(v)	(other than by reason of negligence or default by that Finance Party alone) a Credit not being made after a Request has been delivered for that Credit;

(vi)	a Credit (or part of a Credit) not being prepaid in accordance with this Agreement; or

(vii)	any reasonable action taken by each Finance Party in connection with the fulfilment of any anti-money laundering laws and regulations, counter-terrorist financing laws and regulations or other similar laws and regulations due to the contravention of such laws and regulations by the Borrower in relation to the monies under this Agreement.

The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Credit.

(b)	The Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

28.3	Break Costs

(a)	The Borrower must pay to each Lender its Break Costs if a Loan or an overdue amount is repaid or prepaid otherwise than on the last day of any Interest Period applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	Each Lender must supply to the Facility Agent for the Borrower details of the amount of any Break Costs claimed by it under this Subclause.

29.	EXPENSES

29.1	Initial costs

The Borrower must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing,

entry into and syndication of the Finance Documents (in each case whether or not the Facility is utilised by the Borrower).

29.2	Subsequent costs

The Borrower must pay to each Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) entered into after the date of this Agreement;

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by a Finance Document;

(c)	its resignation pursuant to paragraph (i) of Subclause 25.13 (Resignation of an Agent); and

(d)	the administration of the Facilities.

29.3	Enforcement costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Finance Documents; or

(b)	any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document.

30.	AMENDMENTS AND WAIVERS

30.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)	Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

30.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Subclause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment or change in currency of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the ABL Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a release of any Security Document other than in accordance with the terms of the Finance Documents;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(ix)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

30.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

30.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

31.	CHANGES TO THE PARTIES

31.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

31.2	Assignments and transfers by Lenders

(a)	Subject to the following provisions of this Clause, a Lender (the Existing Lender) may at any time:

(i)	assign any of its rights; or

(ii)	transfer either by way of novation or by way of assignment, assumption and release any of its rights or obligations under this Agreement,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) with the consent of the Borrower.

31.3	Conditions to assignment or transfer

(a)	The Facility Agent is not obliged to enter into a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all customer due diligence requirements to its satisfaction.

(b)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of US$2,000.

(c)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

31.4	Procedure for assignment of rights

An assignment of rights will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been an Original Lender.

31.5	Procedure for transfer using a Transfer Certificate

(a)	In this Subclause:

Transfer Date means, in relation to a transfer, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent enters into that Transfer Certificate.

(b)	A transfer of rights or obligations using a Transfer Certificate will be effective if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate at least five Business Days prior to the proposed Transfer Date; and

(ii)	the Facility Agent enters into it.

(c)	Where a transfer is to be effected by an assignment, assumption and release, on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the New Lender will assume obligations equivalent to those obligations of the Existing Lender expressed to be the subject of the assumption in the Transfer Certificate;

(iii)	to the extent the obligations referred to in subparagraph (ii) above are effectively assumed by the New Lender, the Existing Lender will be released from its obligations referred to in the Transfer Certificate; and

(iv)	the New Lender will become a Lender under this Agreement and will be bound by the terms of this Agreement as a Lender.

(d)	Where a transfer is to be effected using a novation on the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement.

(e)	The Facility Agent must enter into a Transfer Certificate delivered to it and which appears on its face to be in order as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

(f)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

31.6	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of an Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by an Obligor of its obligations under any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

31.7	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then unless the assignment or transfer is made as a result of Clause 16 (Mitigation), the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

31.8	Additional Guarantors

(a)	If the Company:

(i)	requests that one of its Subsidiaries becomes an Additional Guarantor; or

(ii)	requests that one of the Parent’s Subsidiaries becomes an Additional Guarantor,

it must give not less than 10 Business Days prior notice to the Facility Agent (and the Facility Agent must promptly notify the Lenders).

(b)	If the accession of an Additional Guarantor requires any Finance Party to carry out customer due diligence requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements.

(c)	If one of the Subsidiaries of the Company or of the Parent is to become an Additional Guarantor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 (For an Additional Guarantor) of Schedule 2 (Conditions Precedent Documents).

(d)

The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (c) above in form and substance satisfactory to it (acting on the instructions of the Majority Lenders). The Facility Agent must give this notification as soon as reasonably practicable.

(e)	Delivery of an Accession Agreement, entered into by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are correct as at the date of delivery.

(f)	In the case of a Subsidiary which would be a FATCA FFI or a US Tax Obligor if it became an Additional Guarantor, all the Finance Parties approve the addition of that Subsidiary.

31.9	Resignation of an Obligor (other than the Company)

(a)	The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	in the case of a Guarantor, all Lenders have consented to the Resignation Request;

(ii)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)	no amount owed by that Obligor under this Agreement is still outstanding.

(c)	The Obligor will cease to be the Borrower and/or a Guarantor, as appropriate, when the Facility Agent gives the notification referred to in paragraph (b) above.

(d)	An Obligor (other than the Company) may also cease to be an Obligor in any other manner approved by the Majority Lenders.

31.10	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

32.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to its head office, any of its Subsidiaries or Subsidiaries of its Holding Company, Affiliates, representatives and branch offices in any jurisdiction (together with it, the “Permitted Parties”);

(v)	to a court, a tribunal, a governmental or quasi-governmental, banking, taxation or other supervisory or regulatory authority with jurisdiction over the Permitted Parties;

(vi)	to its professional advisers and service providers of the Permitted Parties;

(vii)	to any rating agency, insurer, insurance or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;

(viii)	to any actual or potential assignee, novatee, transferee, participant, sub-participant, provider of hedging arrangement (including any agent or professional adviser of any of the foregoing) in relation to that Finance Party’s rights and/or obligations under any Finance Documents or any other transaction under which payments are to be made by reference to this Agreement or any Obligor;

(ix)	relating to the size and term of the Facility and the name of each Obligor to any investor or potential investor in a securitization (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents;

(x)	to another Obligor or any other member of the Group; or

(xi)	with the agreement of the relevant Obligor.

(b)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

33.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to an Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	PRO RATA SHARING

34.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent in accordance with this Agreement without taking account of any Tax which would be imposed on the Facility Agent in relation to a recovery or distribution; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

34.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

34.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

35.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	NOTICES

37.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

37.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	No. 4, Dai Shun Street, Tai Po Industrial Estate,
Tai Po, New Territories
Hong Kong
Fax number:	+852 2660 1938 / +852 2660 4948 / +852 2660 4916
E-mail:	canice.chung@ttmtech.com.hk / shirley.lam@ttmtech.com.hk / terence.hui @ttmtech.com.hk
Attention:	Executive Vice President and President of Asia Pacific – Mr. Canice Chung / Vice President—Finance, Asia Pacific Region – Ms. Shirley Lam / Financial Controller, Asia Pacific Region – Mr. Terence Hui

(c)	The contact details of the Parent for this purpose are:

Address:	1665 Scenic Avenue, Suite 250, Costa Mesa, CA92626, United States of America
Fax number:	+1(714) 241 3712
E-mail:	todd.schull @ttmtech.com
Attention:	Todd Schull

(d)	The contact details of the Original Lender for this purpose are:

Address:	Level 10, HSBC Main Building
1 Queen’s Road Central, Central
Fax number:	+ 852 3418 4993 / +852 3418 4982
E-mail:	angiencchow@hsbc.com.hk/agnes.m.s.wong@hsbc.com.hk
Attention:	Ms Angie Chow/Ms Agnes Wong

(e)	The contact details of the Issuing Bank for this purpose are:

Address:	Global Trade & Receivables Finance
2/F HSBC Building Mongkok
673 Nathan Road, Mongkok
Fax number:	+ 852 3418 4336
E-mail:	heebie.n.l.lam@hsbc.com.hk/ jennyycleung@hsbc.com.hk
Attention:	Ms Heebie Lam/ Ms Jenny Leung

(f)	The contact details of the Facility Agent for this purpose are:

Address:	Level 10, HSBC Main Building
1 Queen’s Road Central, Central
Fax number:	+852 3418 4993 / +852 3418 4982
E-mail:	angiencchow@hsbc.com.hk/ agnes.m.s.wong@hsbc.com.hk
Attention:	Ms Angie Chow/ Ms Agnes Wong

(g)	The contact details of the Security Trustee for this purpose are:

Address:	Level 10, HSBC Main Building
1 Queen’s Road Central, Central
Fax number:	+852 3418 4993 / +852 3418 4982
E-mail:	angiencchow@hsbc.com.hk/ agnes.m.s.wong@hsbc.com.hk
Attention:	Ms Angie Chow/ Ms Agnes Wong

(h)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(i)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

37.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

37.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

37.5	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.

(c)	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

38.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

39.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document.

(b)	The Hong Kong courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

40.2	Service of process

(a)	Each Obligor not incorporated in Hong Kong irrevocably appoints the Borrower as its agent under the Finance Documents for service of process in any proceedings before the Hong Kong courts in connection with any Finance Document. The Borrower accepts such appointment.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Company (on behalf of all the Obligors) must immediately (and in any event within seven days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

40.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its present or future assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Borrower	Jurisdiction of Incorporation	Registration number (or equivalent, if any)
TTM Technologies Enterprises (HK) Limited	Hong Kong	1067950

Name of Original Guarantor	Jurisdiction of Incorporation	Registration number (or equivalent, if any)
TTM Technologies (Asia Pacific) Limited	Hong Kong	1384579

TTM Technologies China Limited	Hong Kong	160381

Oriental Printed Circuits Limited	Hong Kong	111984

OPC Manufacturing Limited	Hong Kong	165090

Name of Original Lender	Tranche A Commitments (USD)
The Hongkong and Shanghai Banking Corporation Limited	150,000,000

Total Tranche A Commitments	150,000,000

Name of Original Lender	L/C Commitments (USD)
The Hongkong and Shanghai Banking Corporation Limited	100,000,000

Total L/C Commitments	100,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Corporate documentation

1.	A certified copy of the constitutional documents of each Obligor.

2.	A certified copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, this Agreement.

3.	A certified copy of a resolution of the members of each Obligor approving the terms of, and the transactions contemplated by, this Agreement.

4.	A Director’s Certificate for each Obligor substantially in the form of Part 3 of this Schedule.

5.	A copy of the Original Financial Statements.

Finance Documents

1.	Copies of this Agreement duly entered into by the parties to it.

2.	Copies of each Fee Letter duly entered into by the parties to it.

3.	The following Security Documents each duly entered into by the parties to it and undated:

(a)	the Security Assignment; and

(b)	the Bank Account Charge.

Legal opinions

A legal opinion of King & Wood Mallesons, legal advisers in Hong Kong to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all fees and expenses then due and payable from the Borrower under this Agreement have been or will be paid by the first Utilisation Date.

2.	A Collateral Report and its Aging Report prepared as of 27 April 2015.

3.	Evidence that the Lender has concluded due diligence on the Accounts and a field examination in the manner contemplated by Subclause 22.20 (Field Examinations), in each case in a manner satisfactory to the Lender.

4.	Evidence that all amounts owing in connection with the Existing Facility have been paid in full or will be prepaid and cancelled in full by the first Utilisation Date (other than the Existing Letters of Credit).

5.	Evidence that neither the Parent, the Borrower nor any of its Subsidiaries has any Financial Indebtedness other than as permitted by the Finance Documents or as agreed with the Original Lender acting reasonably (including, but not limited to, as agreed in respect of intercompany debt).

6.	An original standing instruction for operation of the Security Account signed by an authorized signatory of OPC to authorize the Security Trustee to transfer the amounts held in the Security Accounts from time to time to the Payables Accounts in the manner contemplated by Subclause 24.13 (Operation of the Security Account).

7.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

FOR AN ADDITIONAL GUARANTOR

Corporate documentation

1.	An Accession Agreement, duly entered into by the Borrower and the Additional Guarantor.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors and, if applicable, all the shareholders of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.	A Director’s Certificate for each Additional Guarantor substantially in the form of Part 3 of this Schedule.

5.	A copy of the latest audited accounts of the Additional Guarantor (or unaudited if audited accounts are not available).

6.	If the Additional Guarantor is not incorporated in Hong Kong, evidence that the agent of the Additional Guarantor under the Finance Documents for service of process in Hong Kong has accepted its appointment.

Legal opinions

1.	If the Additional Guarantor is incorporated in a jurisdiction other than Hong Kong, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

2.	A legal opinion of legal advisers in Hong Kong to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all expenses due and payable from the Borrower under this Agreement in respect of the Finance Documents entered into in respect of the accession of the Additional Guarantor have been paid.

2.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent (as advised by legal counsel) has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents entered into in respect of the accession of the Additional Guarantor or for the validity and enforceability of any such Finance Document.

PART 3

To:	[FACILITY AGENT] as Facility Agent
and to each Finance Party

[DATE]

US$150,000,000 Facility Agreement dated [•] 2015 (the Agreement)

I refer to the Agreement. Terms defined in the Agreement have, unless defined in this certificate, the same meaning when used in this certificate.

I am a director of [            ] (the Company). I am authorised to give this certificate and certify as follows:

1.	Each [original] and copy document delivered or to be delivered by the Company to the Facility Agent under Schedule 2 (Conditions Precedent Documents) to the Agreement [(including the documents listed below and attached to this certificate)] is true, complete and in full force and effect on the date of this certificate:

(a)	the Articles of Association of the Company;

(b)	the Certificate of Incorporation of the Company;

(c)	the business registration certificate of the Company;

(d)	the [minutes of a meeting/resolutions] of the Board of Directors of the Company [held/passed[ on [•];

(e)	the [minutes of a meeting] of the members of the Company [held/passed] on [•];

2.	Neither the entry into of the Finance Documents by the Company, nor the exercise by it of its rights or performance of its obligations under the Finance Documents will cause any borrowing, guaranteeing or other similar limit binding on the Company to be exceeded.

3.	[At the date of this certificate, neither the Parent, the Borrower nor any of its Subsidiaries has any Financial Indebtedness other than as permitted by the Finance Documents or as agreed with the Original Lender acting reasonably (including, but not limited to, as agreed in respect of intercompany debt).][1]

4.	Each resolution adopted at the meeting referred to above is in full force and effect without modification.

5.	The resolutions constitute all corporate action necessary on the part of the Company to:

(a)	approve the terms of and transactions contemplated by the Finance Documents; and

(b)	authorise the signing of, any communications and/or other action under or in connection with, the Finance Documents.

[1]	To be inserted in Borrower’s certificate only.

6.	The following is a complete list of all persons who are directors of the Company as at the date of this Certificate and who were Directors on the date of the meeting referred to above.

[            ]

7.	Each person listed below:

(a)	occupies the position stated against his name (and occupied that position on the date each Finance Document was signed by him);

(b)	is the person duly authorised in the minutes to sign the Finance Documents (and any other document in connection with the Finance Documents) on behalf of the Company; and

(c)	has his true signature appearing opposite his name.

Name	Position	Specimen Signature

8.	Unless disclosed to the Facility Agent in writing, the Company has not created any Security Interests (other than those created pursuant to the Existing Facility) which are subsisting at the date of this Certificate.

9.	Unless we notify you to the contrary in writing, you may assume that this Certificate remains true and correct up until the first Utilisation Date by the Company under the Agreement.

10.	At the date of this certificate and after giving effect to the transactions contemplated by the Finance Documents, the Company and each of its Subsidiaries (on a consolidated basis as applicable) is solvent.

11.	At the date of this certificate and after giving effect to the transactions contemplated by the Finance Documents, no Default is outstanding.

For

[            ]

…………………………

Director

SCHEDULE 3

FORM OF REQUEST

To:	[[AGENT] as Facility Agent /[ISSUING BANK] as Issuing Bank]

From:	[ ]

Date:	[ ]

US$150,000,000 Facility Agreement dated [•] 2015 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to [borrow a Tranche A Loan /arrange for a Letter of Credit/[a standby letter of credit][2] to be issued][3] on the following terms:

(a)	Utilisation Date: [ ];

(b)	Amount/currency: [ ];

(c)	Interest Period: [ ][4][;

(d)	Maturity Date: [ ].][5]

3.	Our [payment/delivery][6] instructions are: [ ].

4.	This Request is based on the Collateral Report and its Aging Report delivered on [ ] prepared as at [ ].

5.	The amount of Available ABL Commitment is [ ] before this Request and the amount of Available ABL Commitment is [ ] after this Request.

6.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Request.

7.	We confirm that:

(a)	the proposed Letter of Credit is for [the purpose of equipment purchase/general purposes][7]; [and]

(b)	the expiry date of the proposed Letter of Credit does not exceed [540 days/150 days][8] from the Utilisation Date[; and]

(c)	[the proposed Letter of Credit is to be issued in favour of the bank issuing the letters of credit which were already issued as at the date of the first Request for a Loan][9].

[2]	Include or delete as applicable.
[3]	Delete as applicable.
[4]	Not applicable for a Request for a Letter of Credit.
[5]	Only applicable for a Request for a Letter of Credit.
[6]	Delete as applicable.
[7]	Delete as applicable.
[8]	Delete as applicable.
[9]	Only applicable for Letters of Credit which are standby letters of credit

8.	This Request is irrevocable.

9.	[We attach a copy of the proposed Letter of Credit.][10]

By:

[            ]

[10]	Delete as applicable.

SCHEDULE 4

FORMS OF TRANSFER CERTIFICATE

PART 1

TRANSFERS BY ASSIGNMENT, ASSUMPTION AND RELEASE

To:	[FACILITY AGENT] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

US$150,000,000 Facility Agreement [•] 2015 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	In accordance with the terms of the Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in the Schedule;

(b)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Agreement specified in the Schedule;

(c)	to the extent the obligations referred to in paragraph (b) above are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Agreement specified in the Schedule; and

(d)	the New Lender becomes a Lender under the Agreement and is bound by the terms of the Agreement as a Lender.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate is governed by Hong Kong law.

THE SCHEDULE

Rights and obligations to be transferred by assignment, assumption and release

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [            ].

[AGENT]

As Facility Agent, for and on behalf of

each of the parties to the Agreement

(other than the Existing Lender and

the New Lender)

Note: The New Lender must decide which form of Transfer Certificate to use. It is likely to be better to use the Transfer Certificate in Part 1 of this Schedule because that may make it easier for the New Lender to obtain the benefit of security granted by an Obligor incorporated in or subject to the laws of a civil law jurisdiction. The New Lender is alone responsible for checking whether any further formalities should be complied with. An assignment may give rise to a stamp duty or transfer tax issues.

PART 2

TRANSFER BY NOVATION

To:	[AGENT] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

US$150,000,000 Facility Agreement dated [•] 2015 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate is governed by Hong Kong law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [            ].

[AGENT]

By:

Note: The New Lender must decide which form of Transfer Certificate to use. It is likely to be better to use the Transfer Certificate in Part 1 of this Schedule because that may make it easier for the New Lender to obtain the benefit of security granted by an Obligor incorporated in or subject to the laws of a civil law jurisdiction. The New Lender is alone responsible for checking whether any further formalities should be complied with. An assignment may give rise to a stamp duty or transfer tax issues.

SCHEDULE 5

EXISTING SECURITY INTEREST, LOANS, GUARANTEES AND LETTERS OF CREDIT

PART 1

EXISTING SECURITY INTEREST

Borrower	Lender(s)	Facility amount as at the date of this Agreement	Period
TTM Technologies Enterprises (HK) Limited, TTM Technologies China Limited, Oriental Printed Circuits Limited and OPC Manufacturing Limited	The Hongkong and Shanghai Banking Corporation Limited, Standard Chartered Bank (Hong Kong) Limited, China CITIC Bank International Limited, Hang Seng Bank Limited, The Bank of East Asia, Limited, China Construction Bank (Asia) Corporation Limited, Chong Hing Bank Limited and Royal Bank of Scotland plc.	US$540,000,000	2012 – 2016

PART 2

EXISTING LOANS AND GUARANTEES

Borrower	Lender(s)	Facility amount as at the date of this Agreement	Period
TTM Technologies Enterprises (HK) Limited, TTM Technologies China Limited, Oriental Printed Circuits Limited and OPC Manufacturing Limited	The Hongkong and Shanghai Banking Corporation Limited, Standard Chartered Bank (Hong Kong) Limited, China CITIC Bank International Limited, Hang Seng Bank Limited, The Bank of East Asia, Limited, China Construction Bank (Asia) Corporation Limited, Chong Hing Bank Limited and Royal Bank of Scotland plc.	US$540,000,000	2012 – 2016

Borrower	Lender(s)	Facility amount as at the date of this Agreement	Period
TTM Technologies Enterprises (HK) Limited, TTM Technologies China Limited, Oriental Printed Circuits Limited, and OPC Manufacturing Limited	The Hongkong and Shanghai Banking Corporation Limited	HK$1,500,000,000 (This banking facility was granted in 2006 and has been repeatedly renewed and extended)	2011 – 2015
TTM Technologies Enterprises (HK) Limited	TTM Technologies, Inc.	US$65,000,000	2011 – 2016

PART 3

EXISTING LETTERS OF CREDIT

Borrower	Issuing Bank	Aggregate amount as at the date of this Agreement	Period
TTM Technologies Enterprises (HK) Limited, TTM Technologies China Limited, Oriental Printed Circuits Limited and OPC Manufacturing Limited	China CITIC Bank International Limited	EUR409,575 HKD4,131,400 JPY1,891,860,000 US$5,908,012	2015 – 2016

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[FACILITY AGENT] as Facility Agent

From:	[ ]

Date:	[ ]

US$150,000,000 Facility Agreement dated [•] 2015 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date] the Consolidated Fixed Charge Coverage Ratio was [•]:[•].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[            ].

4.	We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[            ].

5.	[We confirm that as at [relevant testing date] [no Default is outstanding]/[the following Default(s)[is/are] outstanding and the following steps are being taken to remedy [it/them]:

[            ].]

[            ] [TBC.]

By:

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:	[FACILITY AGENT] as Facility Agent

From:	[Borrower] and [Proposed Guarantor][11]

Date:	[ ]

US$150,000,000 Facility Agreement dated [•] 2015 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor.

[This Accession Agreement is intended to take effect as a deed.]12

This Accession Agreement is governed by Hong Kong law.

[COMPANY/BORROWER]

By:

[PROPOSED GUARANTOR]

By:

OR

EXECUTED as a deed by	)
[PROPOSED GUARANTOR]	)
Acting by [NAME OF DIRECTOR]	)
in the presence of:	)	Director

Witness’s signature

Name:

Address:

[11]	Delete as applicable.
[12]	If there is a concern whether there is any consideration for giving a guarantee, this Accession Agreement should be executed as a deed by the new Guarantor.

SCHEDULE 8

FORM OF RESIGNATION REQUEST

To:	[FACILITY AGENT] as Facility Agent

From:	[COMPANY] and [relevant Obligor]

Date:	[ ]

[COMPANY] - US$150,000,000 Facility Agreement

dated [•] 2015 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Obligor] be released from its obligations as [a/an][13] [Obligor/Borrower/Guarantor][14] under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Obligor] under the Agreement is outstanding.

5.	This Resignation Request is governed by Hong Kong law.

[COMPANY]	[Relevant Obligor]

By:	By:

The Facility Agent confirms that this resignation takes effect on [            ].

[AGENT]

By:

[13]	Delete as applicable.
[14]	Delete as applicable.

SCHEDULE 9

FORM OF LETTER OF CREDIT

To:	[Beneficiary]
(the Beneficiary)

[DATE]

Dear Sir,

Irrevocable Standby Letter of Credit no. [            ]

At the request of [            ], [ISSUING BANK] (the Issuing Bank) issues this irrevocable standby letter of credit (Letter of Credit) for [the purpose of equipment purchases/general purposes other than equipment purchase] in your favour on the following terms:

1.	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for letter of credit business in Hong Kong and:

(a)	(in relation to any date for payment or purchase of US Dollars), New York City;

(b)	(in relation to any date for payment or purchase of euro), any TARGET Day; or

(c)	(in relation to any date for payment or purchase of a currency other than US Dollars or euro) the principal financial centre of the country of that currency.

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [            ].

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

TARGET Day means any day on which TARGET is open for settlement of payments in euro.

Total L/C Amount means [            ].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing [or drawings] under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	On [5.00] p.m. ([Hong Kong] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank (irrespective of whether this Letter of Credit is returned to the Issuing Bank) except for any Demand validly presented under the Letter of Credit that remains unpaid.

(b)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(c)	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit must be made as requested and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand must be in writing, in English, and may be given in person or by authenticated teletransmission and must be received by the Issuing Bank at its address as follows:

[specify department/officer]

For the purpose of this Letter of Credit, communication by authenticated teletransmission will be treated as being in writing.

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	UCP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the ICC Uniform Customs and Practice for Documentary Credits (UCP 600).

8.	Governing Law

This Letter of Credit is governed by Hong Kong law.

9.	Jurisdiction

The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully,

[ISSUING BANK]

By:

SCHEDULE

FORM OF DEMAND

To:	[ISSUING BANK]

[DATE]

Dear Sirs

Irrevocable Standby Letter of Credit no. [            ] issued in favour of [BENEFICIARY] (the Letter of Credit)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 10

FORM OF COLLATERAL REPORT

PART 1

TTM ABL Collateral Report (Non-Full Cash Dominion Period)

Collateral Report Determination Date	[30th, XXX, 201X]
Collateral Report Delivery Date	[First 6 Collateral Reports – [20th, XXX, 201X]]; [Subsequent Collateral Reports – [15th, XXX, 201X]]
Collateral Report Frequency	Monthly

Item Name	USD Denomination	EUR Denomination	Total USD Equiv
Beginning Receivables Balance
Plus: New Receivables originated during the reporting period
Less: Total Collections during the reporting period
- Received under designated HSBC bank account
- Received under other bank accounts
Less: Credit/Debit Notes raised or Credit / Debit adjustments made during the reporting period
Receivables Balance at the End of the reporting period
Less: Ineligible Accounts
- Overdue Accounts
- Others
Eligible Accounts Balance as the end of the reporting period

Less: a reserve amount which the Facility Agent deems necessary, in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), to maintain (including (but without duplication of other reserves or adjustments), reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Obligor, reserves for uninsured losses of any Obligor, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Obligor.

Subtotal
x 85%
Borrowing Base
EUR per USD FX Rate

Cash Cover Provided
Aggregate amount outstanding under the Facility
Excess Amount (non-Full Cash Dominion Period)
Mandatory Prepayment Amount
Available ABL Commitment
- the aggregate amount outstanding under the Tranche A Facility
- the undrawn amount of outstanding under the L/C Facility
- unreimbursed drawings in respect of the L/C Facility
Proposed New Drawdown

Pursuant to Clause 20.4 (Collateral Report) of the Facility Agreement dated [ ] among, inter alia, TTM Technologies Enterprises (HK) Limited as the Borrower and The HongKong and Shanghai Banking Corporation Limited as the Arranger, Original Lender, Issuing Bank, Facility Agent and Security Trustee, I certify that all information furnished in this Collateral Report is true, accurate and complete.

Signature

(authorised signatory of the Borrower)

PART 2

TTM ABL Collateral Report (Full Cash Dominion Period)

Collateral Report Determination Date	[, XXX, 201X]
Collateral Report Delivery Date	[2] Business Days after the end of the week
Collateral Report Frequency	Weekly

Item Name	USD Denomination	EUR Denomination	Total USD Equiv
Beginning Receivables Balance
Plus: New Receivables originated during the reporting period
Less: Total Collections during the reporting period
- Received under designated HSBC bank account
- Received under other bank accounts
Less: Credit/Debit Notes raised or Credit / Debit adjustments made during the reporting period
Receivables Balance at the End of the reporting period
Less: Ineligible Accounts
- Overdue Accounts
- Others
Eligible Accounts Balance as the end of the reporting period

Less: a reserve amount which the Facility Agent deems necessary, in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), to maintain (including (but without duplication of other reserves or adjustments), reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Obligor, reserves for uninsured losses of any Obligor, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Obligor.

Subtotal
x 85%
Borrowing Base
EUR per USD FX Rate
Cash Cover Provided
Aggregate amount outstanding under the Facility

Mandatory Prepayment (Full Cash Dominion Period)
Available ABL Commitment
- the aggregate amount outstanding under the Tranche A Facility
- the undrawn amount of outstanding under the L/C Facility
- unreimbursed drawings in respect of the L/C Facility
Proposed New Drawdown

Pursuant to Clause 20.4 (Collateral Report) of the Facility Agreement dated [ ] among, inter alia, TTM Technologies Enterprises (HK) Limited as the Borrower and The HongKong and Shanghai Banking Corporation Limited as the Arranger, Original Lender, Issuing Bank, Facility Agent and Security Trustee, I certify that all information furnished in this Collateral Report is true, accurate and complete.

Signature

(authorised signatory of the Borrower)

SIGNATORIES

Borrower

For and on behalf of

TTM TECHNOLOGIES ENTERPRISES (HK) LIMITED

/s/ Tang Chung Yen, Tom	/s/ Chung Tai Keung
Name: Tang Chung Yen, Tom	Name: Chung Tai Keung
Title: Director	Title: Director

FACILITY AGREEMENT

Original Guarantors

For and on behalf of

TTM TECHNOLOGIES (ASIA PACIFIC) LIMITED

/s/ Tang Chung Yen, Tom	/s/ Chung Tai Keung
Name: Tang Chung Yen, Tom	Name: Chung Tai Keung
Title: Director	Title: Director

FACILITY AGREEMENT

Original Guarantors

For and on behalf of

TTM TECHNOLOGIES CHINA LIMITED

/s/ Tang Chung Yen, Tom	/s/ Chung Tai Keung
Name: Tang Chung Yen, Tom	Name: Chung Tai Keung
Title: Director	Title: Director

FACILITY AGREEMENT

Original Guarantors

For and on behalf of

ORIENTAL PRINTED CIRCUITS LIMITED

/s/ Tang Chung Yen, Tom	/s/ Chung Tai Keung
Name: Tang Chung Yen, Tom	Name: Chung Tai Keung
Title: Director	Title: Director

FACILITY AGREEMENT

Original Guarantors

For and on behalf of

OPC MANUFACTURING LIMITED

/s/ Tang Chung Yen, Tom	/s/ Chung Tai Keung
Name: Tang Chung Yen, Tom	Name: Chung Tai Keung
Title: Director	Title: Director

FACILITY AGREEMENT

Arranger, Original Lender, Facility Agent, Security Trustee and Issuing Bank

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Angie N C Chow
Name: Angie N C Chow
Title: Senior Vice President

FACILITY AGREEMENT